Exhibit 10.29

TERM LOAN AGREEMENT

among

WHITESTONE REIT OPERATING PARTNERSHIP, L.P., WHITESTONE PIMA
NORTE LLC, WHITESTONE REIT OPERATING PARTNERSHIP III LP,
WHITESTONE REIT OPERATING PARTNERSHIP III GP LLC and HARTMAN REIT
OPERATING PARTNERSHIP III LP LTD

and

KEYBANK NATIONAL ASSOCIATION

and

OTHER LENDERS WHICH MAY BECOME PARTIES TO THIS AGREEMENT

and

KEYBANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT

Dated as of January __, 2008

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION		2

	§1.1.	Definitions	2

	§1.2.	Rules of Interpretation	18

§2.	THE TERM LOAN		19

	§2.1.	Commitment to Lend	19

	§2.2.	The Term Notes	19

	§2.3.	Interest on Term Loan; Fees	19

	§2.4.	Request for the Term Loan	20

	§2.5.	Conversion Options	20

	§2.6.	Funds for the Term Loan	21

	§2.7.	Extension of Maturity Date	22

§3.	REPAYMENT OF THE TERM LOAN		22

	§3.1.	Maturity	22

	§3.2.	Optional Repayments of the Term Loan	23

§4.	CERTAIN GENERAL PROVISIONS		23

	§4.1.	Funds for Payments	23

	§4.2.	Computations	24

	§4.3.	Inability to Determine Libor Rate	24

	§4.4.	Illegality	24

	§4.5.	Additional Costs, Etc.	25

	§4.6.	Capital Adequacy	26

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	§4.7.	Certificate; Limitations	26

	§4.8.	Indemnity	26

	§4.9.	Interest on Overdue Amounts; Late Charge	27

§5.	RESERVED		27

§6.	RECOURSE OBLIGATIONS		27

§7.	REPRESENTATIONS AND WARRANTIES		27

	§7.1.	Authority, Etc.	27

	§7.2.	Governmental Approvals	29

	§7.3.	Title to Properties; Leases	30

	§7.4.	Financial Statements	30

	§7.5.	No Material Changes, Etc.	30

	§7.6.	Franchises, Patents, Copyrights, Etc.	30

	§7.7.	Litigation	31

	§7.8.	No Materially Adverse Contracts, Etc.	31

	§7.9.	Compliance With Other Instruments, Laws, Etc.	31

	§7.10.	Tax Status	32

	§7.11	No Event of Default	32

	§7.12.	Investment Company Acts	32

	§7.13.	Name; Jurisdiction of Organization; Absence of UCC Financing Statements, Etc.	32

	§7.14.	Absence of Liens	32

	§7.15.	Certain Transactions	32

	§7.16.	Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans	33

	§7.17.	Regulations U and X	33

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	§7.18.	Environmental Compliance	33

	§7.19.	Subsidiaries	34

	§7.20.	Loan Documents	35

	§7.21.	REIT Status	35

	§7.22.	No Condemnation	35

	§7.23.	Utilities	35

	§7.24.	Brokerage Fees	35

	§7.25.	Independent Parcel	35

	§7.26.	Major Lease	35

	§7.27.	No Encroachment	36

	§7.28.	Federal Tax Identification Numbers	36

§8.	AFFIRMATIVE COVENANTS OF THE BORROWER AND THE TRUST		36

	§8.1.	Punctual Payment	36

	§8.2.	Maintenance of Office; Jurisdiction of Organization, Etc.	36

	§8.3.	Records and Accounts	36

	§8.4.	Financial Statements, Certificates and Information	36

	§8.5.	Notices	39

	§8.6.	Existence of Borrower; Maintenance of the Project	41

	§8.7.	Existence of the Trust; Maintenance of REIT Status of the Trust; Maintenance of Properties; Etc.	41

	§8.8.	Insurance	42

	§8.9.	Taxes	42

	§8.10.	Inspection of Properties and Books	42

	§8.11.	Compliance with Laws, Contracts, Licenses, and Permits	43

	§8.12.	Use of Proceeds	44

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	§8.13.	Solvency of Borrower and Trust	44

	§8.14.	Further Assurances	44

	§8.15.	Reserved.	44

	§8.16.	Environmental Indemnification	44

	§8.17.	Response Actions	44

	§8.18.	Environmental Assessments	45

	§8.19.	Employee Benefit Plans	45

	§8.20.	No Amendments to Certain Documents	46

	§8.21.	Personal Property	46

	§8.22.	Leases	46

§9.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND THE TRUST		46

	§9.1.	Restrictions on Indebtedness	46

	§9.2.	Restrictions on Liens, Etc.	48

	§9.3.	Restrictions on Investments	49

	§9.4.	Merger, Consolidation and Disposition of Assets; Assets of the Trust	51

	§9.5.	Compliance with Environmental Laws	52

	§9.6.	Distributions	52

	§9.7.	Reserved	52

	§9.8.	Default Under Leases	53

§10.	FINANCIAL COVENANTS		53

	§10.1.	Consolidated Total Leverage Ratio	53

	§10.2.	Interest Coverage Ratio	53

	§10.3.	Fixed Charge Coverage Ratio	53

	§10.4.	Secured Debt Leverage	53

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	§10.5.	Reserved	53

	§10.6.	Reserved	53

	§10.7.	Reserved	53

	§10.8.	Consolidated Tangible Net Worth	53

§11.	RESERVED		54

§12.	CONDITIONS TO THE TERM LOAN		54

	§12.1.	Loan Documents	54

	§12.2.	Certified Copies of Organization Documents	54

	§12.3.	Resolutions	55

	§12.4.	Incumbency Certificate: Authorized Signers	55

	§12.5.	Title Policy	55

	§12.6.	Certificates of Insurance	55

	§12.7.	Environmental Reports	55

	§12.8.	Opinion of Counsel Concerning Organization and Loan Documents	56

	§12.9.	Structural Inspection Reports	56

	§12.10.	Inspection of the Project	56

	§12.11.	Certifications from Government Officials; UCC-11 Reports	56

	§12.13.	Proceedings and Documents; Adverse Changes	56

	§12.14.	Fees	56

	§12.15.	Closing Certificate	57

	§12.16.	Patriot Act, Etc.	57

	§12.17.	Governmental Regulation	57

	§12.18.	Property Financial Analysis	57

	§12.19.	Appraisal	57

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§13.	CONDITIONS TO ALL BORROWINGS		57

	§13.1.	Representations True; No Event of Default; Compliance Certificate	57

	§13.2.	No Legal Impediment	57

	§13.3.	Governmental Regulation	57

§14.	EVENTS OF DEFAULT; ACCELERATION; ETC.		58

	§14.1.	Events of Default and Acceleration	58

	§14.2.	Reserved	61

	§14.3.	Remedies	61

15.	SECURITY INTEREST AND SET-OFF		61

	15.1	Security Interest	61

	15.2	Set-Off and Debit	62

	15.3	Right to Freeze	63

	15.4	Additional Rights	63

§16.	THE AGENT		63

	§16.1.	Authorization	63

	§16.2.	Employees and Agents	63

	§16.3.	No Liability	63

	§16.4.	No Representations	64

	§16.5.	Payments	64

	§16.6.	Holders of Notes	65

	§16.7.	Indemnity	65

	§16.8.	Agent as Lender	65

	§16.9.	Notification of Defaults and Events of Default	65

	§16.10.	Duties in Case of Enforcement	66

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	§16.11.	Successor Agent	66

	§16.12.	Notices	67

	§16.13.	Reserved	67

§17.	EXPENSES		67

§18.	INDEMNIFICATION		68

§19.	SURVIVAL OF COVENANTS, ETC.		68

§20.	ASSIGNMENT; PARTICIPATIONS; ETC.		69

	§20.1.	Conditions to Assignment by Lenders.	69

	§20.2.	Certain Representations and Warranties; Limitations; Covenants	69

	§20.3.	Register	70

	§20.4.	New Notes	70

	§20.5.	Participations	71

	§20.6.	Pledge by Lender	71

	§20.7.	No Assignment by Borrower	71

	§20.8.	Disclosure	71

	§20.9.	Syndication	72

§21.	NOTICES, ETC.		72

§22.	WHITESTONE OP AS AGENT FOR THE BORROWER		73

§23.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		73

§24.	HEADINGS		74

§25.	COUNTERPARTS		74

§26.	ENTIRE AGREEMENT, ETC.		74

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§27.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	74

§28.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	74

§29.	SEVERABILITY	76

§30.	INTEREST RATE LIMITATION	76

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Exhibits to Term Loan Agreement

Exhibit A – Form of Term Note

Exhibit B – Form of Completed Loan Request

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Assignment and Assumption

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Schedules to Term Agreement

Schedule 1	Lender’s Commitments

Schedule 7.1(b)	Capitalization

Schedule 7.7	Litigation

Schedule 7.15	Affiliate Transactions

Schedule 7.16	Employee Benefit Plans

Schedule 7.18	Environmental Matters

Schedule 7.19	Subsidiaries

Schedule 7.26	Major Leases

Schedule 8.19	Employee Benefit Plans

Schedule 9.1(g)	Contingent Liabilities

Schedule 9.1(f)	Secured Term Loan Indebtedness

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TERM LOAN AGREEMENT

          This TERM LOAN AGREEMENT is made as of the ____ day of January, 2008, by and among WHITESTONE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited a partnership (“Whitestone OP”), WHITESTONE PIMA NORTE LLC, a Texas limited liability company (“Pima Norte”), WHITESTONE REIT OPERATING PARTNERSHIP III LP, a Texas limited partnership (“Whitestone III”), HARTMAN REIT OPERATING PARTNERSHIP III LP LTD, a Texas limited partnership (“Whitestone III LP LTD”) and WHITESTONE REIT OPERATING PARTNERSHIP III GP LLC, a Texas limited liability company (“Whitestone III GP LLC” and, collectively with Whitestone OP, Pima Norte, Whitestone III and Whitestone III LP LTD, the “Borrower”), each having its principal place of business at 2600 South Gessner, Suite 500, Houston, Texas 77063; KEYBANK NATIONAL ASSOCIATION (“KeyBank”), having a principal place of business at 127 Public Square, Cleveland, Ohio 44114, and the other lending institutions which may become parties hereto pursuant to §20 (individually, a “Lender” and collectively, the “Lenders”); and KEYBANK NATIONAL ASSOCIATION, as administrative agent for itself and each other Lender (the “Agent”).

RECITALS

          A. The Borrower is primarily engaged in the business of owning, acquiring, developing, renovating and operating retail, office or mixed office/warehouse properties.

          B. Pima Norte owns approximately 33,405 square feet in the Pima Norte Office Condominium Project located at 36600 North Pima Road in the town of Carefree, County of Maricopa, State of Arizona.

          C. Whitestone REIT, a Maryland real estate investment trust (the “Trust”), is the sole general partner of Whitestone OP, holds in excess of 62% of the partnership interests in Whitestone OP as of the date of this Agreement, is qualified to elect REIT status for income tax purposes and has agreed to guaranty the obligations of the Borrower hereunder and under the other Loan Documents (as defined below).

          D. Whitestone OP is the 100% owner and sole member of Pima Norte.

          E. Whitestone OP is the 100% owner and sole member of Whitestone III GP LLC, which limited liability company is the sole general partner of Whitestone III and of Whitestone III LP LTD, the sole limited partner of Whitestone III.

          F. The Borrower and the Trust have requested, and the Lenders have agreed to provide, a secured term loan to the Borrower pursuant to the terms and conditions hereof.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          §1. DEFINITIONS AND RULES OF INTERPRETATION.

          §1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

          Accountants. In each case, independent certified public accountants reasonably acceptable to the Majority Lenders. The Lenders hereby acknowledge that the Accountants may include Pannell Kerr Forster of Texas PC and any so-called “big-four” accounting firm.

          Accounts Payable. Accounts payable of the Borrower, the Trust and their respective Subsidiaries, as determined in accordance with GAAP.

          Affiliate. With reference to any Person, (i) any director, officer, general partner, trustee or managing member (or the equivalent thereof) of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding five percent (5%) or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iv) any other Person five percent (5%) or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (v) any Person directly or indirectly controlling that Person, whether through a management agreement, voting agreement, other contract or otherwise.

          Agent. See the preamble to this Agreement. The Agent shall include any successor agent, as permitted by §16.

          Agent’s Head Office. The Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as the Agent may designate from time to time, or the office of any successor agent permitted under §16.

          Agreement. This Term Loan Agreement, including the Schedules and Exhibits hereto, as the same may be from time to time amended, restated, modified and/or supplemented and in effect.

          Agreement of Limited Partnership of the Borrower. Collectively, (i) the Amended and Restated Agreement of Limited Partnership of Whitestone OP, dated December 31, 1998, among the Trust and the limited partners named therein, (ii) the Agreement of Limited Partnership of Whitestone III, dated March 4, 2005, (iii) the Agreement of Limited Partnership of Whitestone III LP LTD, dated March 2, 2005, and (iv) the Operating Agreement of Whitestone III GP LLC, dated March 1, 2005, and (v) the

Operating Agreement of Pima Norte, dated December 11, 2007, in each case as amended through the date hereof and as the same may be further amended from time to time as permitted by §8.20.

          Anti-Terrorism Order. Executive Order No. 13,224 66 Fed Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

          Applicable Libor Margin. Two percent (2%).

          Assignment and Assumption. See §20.1.

          Base Rate. The higher of (i) the variable per annum rate of interest announced from time to time by KeyBank as its “base rate” and (ii) one half of one percent (1/2%) plus the Federal Funds Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate during an Interest Period shall be effective and result in a corresponding change on the same day in the rate of interest accruing from and after such day on the unpaid balance of principal of the Base Rate Loans, if any, effective on the day of such change in the Base Rate, without notice or demand of any kind.

          Base Rate Loan(s). Those portions of the Term Loan bearing interest calculated by reference to the Base Rate.

          Borrower. See the preamble hereto.

          Building(s). Individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate Assets.

          Business Day. For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Cleveland, Ohio are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Rate Loans, any day that is a Business Day described in clause (i) and that is also a Libor Business Day.

          Capital Expenditures. Any expenditure for any item that would be treated or defined as a capital expenditure under GAAP.

          Capital Reserve. For any period, a capital reserve equal to the weighted average square feet of the Real Estate Assets during the applicable period, multiplied by $0.15 per annum.

          Capitalization Rate. The Capitalization Rate shall be 9.25%.

          Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries or any Partially-Owned Entity is the lessee or obligor, the discounted future rental obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

          Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of unrestricted cash then actually held by the Borrower or any of its Subsidiaries (excluding without limitation, until forfeited or otherwise entitled to be retained by the Borrower or any of its Subsidiaries, tenant security and other restricted deposits), and (b) the aggregate amount of unrestricted cash equivalents (valued at fair market value) then held by the Borrower or any of its Subsidiaries. As used in this definition, (i) “unrestricted” means the specified asset is not subject to any Liens in favor of any Person, and (ii) “cash equivalents” means that such asset has a liquid, par value in cash and is convertible to cash on demand. Notwithstanding anything contained herein to the contrary, the term Cash and Cash Equivalents shall not include the commitments of the lenders to make revolving loans or any other extension of credit under the Revolving Credit Agreement.

          CERCLA. See §7.18.

          Closing Date. January __, 2008.

          Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

          Commitment. With respect to each Lender, the amount set forth from time to time on Schedule 1 hereto as the amount of such Lender’s Commitment to make the Term Loan, as such Schedule 1 may be updated by the Agent from time to time.

          Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Term Loan Commitment, as such Schedule 1 may be updated by the Agent from time to time.

          Completed Loan Request. A loan request accompanied by all information required to be supplied under the applicable provisions of §2.4.

          Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower, the Trust and their respective Subsidiaries, consolidated in accordance with GAAP in accordance with the terms of this Agreement.

          Consolidated EBITDA. In relation to the Borrower, the Trust and their respective Subsidiaries for any applicable period, an amount equal to, without double-counting, the net income or loss of the Borrower, the Trust and their respective Subsidiaries determined in accordance with GAAP (before minority interests and excluding losses attributable to the sale or other disposition of assets and adjusted to eliminate the straight-lining of rents) for such period, plus (x) the following to the extent deducted in computing such Consolidated net income for such period: (i) Consolidated Total Interest Expense for such period, (ii) real estate depreciation and amortization for such period, and (iii) other non-cash charges for such period; and minus (y) all gains attributable to the sale or other disposition of assets or debt restructurings in such period, in each case adjusted to include the Borrower’s, the Trust’s or any Subsidiary’s pro rata share of EBITDA (and the items comprising EBITDA) from any Partially-Owned Entity in such period, based on its percentage ownership interest in such Partially-Owned Entity (or such other amount to which the Borrower, the Trust or such Subsidiary is entitled or for which the Borrower, the Trust or such Subsidiary is obligated based on an arm’s length agreement), provided that for purposes of calculating the Interest Coverage Ratio (§10.2) and the Fixed Charge Coverage Ratio (§10.3), Consolidated EBITDA shall only include EBITDA from a Partially-Owned Entity to the extent cash income is actually received in the applicable period by the Borrower, the Trust or such Subsidiary in the form of dividends or similar distributions.

          Consolidated Fixed Charges. For any applicable period, an amount equal to (i) Consolidated Total Interest Expense (including, in any event, capitalized interest) for such period plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the Borrower, the Trust and their respective Subsidiaries on a Consolidated basis plus (iii) the Capital Reserve applicable to such period plus (iv) the dividends and distributions, if any, paid or required to be paid during such period on the Preferred Equity, if any, of the Borrower, the Trust and their respective Subsidiaries (other than dividends paid in the form of capital stock).

          Consolidated Tangible Net Worth. As of any date of determination, an amount equal to the total shareholders’ equity of the Borrower and its Subsidiaries, as determined in accordance with GAAP, as reported on the Borrower’s Consolidated balance sheet, less all assets that are considered to be intangible assets under GAAP, including, without limitation, customer lists, goodwill, computer software, copyrights, trade names trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

          Consolidated Total Indebtedness. As of any date of determination, Consolidated Total Indebtedness means for the Borrower, the Trust and their respective Subsidiaries, all obligations, contingent or otherwise, which should be classified on the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, all in accordance with GAAP, including, in any event, the sum of (without double-counting), all Indebtedness outstanding on such date, in each case whether Recourse, Without Recourse or contingent, provided, however, that amounts not drawn under the Revolving Credit Agreement on such date shall not be included in calculating Consolidated Total Indebtedness, and provided, further, that (without double-counting), each of the following shall be included in Consolidated Total Indebtedness: (a) all amounts of guarantees, indemnities for borrowed money, stop-loss agreements and the like provided by the Borrower, the Trust and their respective Subsidiaries, in each case in connection with and guarantying repayment of amounts outstanding under any other Indebtedness; (b) all amounts for which a letter of credit has been issued for the account of the Borrower, the Trust or any of their respective Subsidiaries; (c) all amounts of bonds posted by the Borrower, the Trust or any of their respective Subsidiaries guaranteeing performance or payment obligations; (d) all lease obligations (including under Capital Leases) and (e) all liabilities of the Borrower, the Trust or any of their respective Subsidiaries as partners, members or the like for liabilities (whether such liabilities are Recourse, Without Recourse or contingent obligations of the applicable partnership or other Person) of partnerships or other Persons in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b), (c) or (d) above. Without limitation of the foregoing (without double counting), with respect to any Partially-Owned Entity, (x) to the extent that the Borrower, the Trust or any of their respective Subsidiaries or such Partially-Owned Entity is providing a completion guaranty in connection with a construction loan entered into by a Partially-Owned Entity, Consolidated Total Indebtedness shall include the Borrower’s, the Trust’s or such Subsidiary’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, the Borrower’s, the Trust’s or such Subsidiary’s potential liability under such completion guaranty) and (y) in connection with the liabilities described in clauses (a) and (d) above (other than completion guarantees, which are referred to in clause (x)), the Consolidated Total Indebtedness shall include the portion of the liabilities of such Partially-Owned Entity which are attributable to the Borrower’s, the Trust’s or such Subsidiary’s percentage equity interest in such Partially-Owned Entity or such greater amount of such liabilities for which the Borrower, the Trust or their respective Subsidiaries are, or have agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of a Partially-Owned Entity shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Partially-Owned Entity being Without Recourse. For purposes hereof, the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (e) above, but shall exclude any adjustment for so-called “straight-line interest accounting”.

          Consolidated Total Interest Expense. For any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized, without double-counting, by the Borrower, the Trust and their respective Subsidiaries during such period on: (i) all Indebtedness of the Borrower, the Trust and their respective Subsidiaries (including the Loans, obligations under Capital Leases (to the extent Consolidated EBITDA has not been reduced by such Capital Lease obligations in the applicable period) and any Subordinated Indebtedness and including original issue discount and amortization of prepaid interest, if any, but excluding any Distribution on Preferred Equity), (ii) all amounts available for borrowing, or for drawing under letters of credit, if any, issued for the account of the Borrower, the Trust or any of their respective Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money.

          Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §2.5.

          Deed of Trust. The Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, made by Pima Norte in favor of the Agent.

          Default. When used with reference to this Agreement or any other Loan Document, an event or condition specified in §14.1 that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

          Delinquent Lender. See §16.5(c).

          Disqualifying Environmental Event. Any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to the Project that will, in the Agent’s reasonable opinion, cost in excess of $50,000 to remediate.

          Disqualifying Structural Event. Any structural issue with respect to the Project that will, in the Agent’s reasonable opinion, cost in excess of $50,000 to remediate.

          Distribution. With respect to:

          (i) the Borrower, any distribution of cash or other cash equivalent, directly or indirectly, to the partners of the Borrower; or any other distribution on or in respect of any partnership interests of the Borrower; and

          (ii) the Trust, the declaration or payment of any dividend on or in respect of any shares of any class of capital stock or other equity of the Trust, other than dividends payable solely in shares of common stock by the Trust; the purchase, redemption, or other retirement of any shares of any class of capital stock or other equity of the Trust, directly or indirectly through a Subsidiary of the Trust or otherwise; the return of capital by the Trust to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock or other equity of the Trust.

          Dollars or $. Lawful currency of the United States of America.

          Drawdown Date. The date on which any portion of the Term Loan is converted or continued in accordance with §2.5.

          Eligible Assignee. Any of (a) a commercial bank (or similar financial institution) organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $500,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; and (c) a commercial bank (or similar financial institution) organized under the laws of any other country (including the central bank of such country) which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $500,000,000, provided that such bank (or similar financial institution) is acting through a branch or agency located in the United States of America. In no event will the Borrower or any Affiliate of the Borrower be an Eligible Assignee.

          Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

          Environmental Indemnity Agreement. Environmental and Hazardous Substances Indemnity Agreement, dated as of the date hereof, between Pima Norte and the Agent.

          Environmental Laws. See §7.18(a).

          Environmental Reports. See §7.18

          ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

          ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

          ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

          Event of Default. See §14.1.

          Excluded Litigation Fees. The legal fees and disbursements paid by the Borrower during the applicable period in connection with litigation among Allen R. Hartman, Hartman Management L.P. and the Trust, provided that “Excluded Litigation Fees” shall not include any legal fees and disbursements incurred by the Borrower in defending any litigation commenced by the Trust’s shareholders (including, without limitation, Allen R. Hartman) in their capacity as such (other than in connection with litigation commenced by and/or involving solely Allen R. Hartman (and not by and/or involving any other shareholder(s)) in his capacity as a shareholder).

          Extension. See §2.7.

          Extension Fee. See §2.7.

          Facility Fee. See §2.3(e).

          Fair Market Value of Real Estate Assets. As of any date of determination, an amount equal to (i) Consolidated Net Operating Income for the most recent four (4) consecutive complete fiscal quarters less (ii) the Capital Reserve applicable to such period; with the product thereof being divided by (iii) the Capitalization Rate. Notwithstanding the foregoing, (i) with respect to any Real Estate Asset acquired during the applicable period, Fair Market Value of Real Estate Assets shall be calculated as follows: (x) from acquisition through the first two complete fiscal quarters after such acquisition, the Net Operating Income from such Real Estate Asset shall be excluded and it shall be included in Fair Market Value of Real Estate Assets at its cost basis plus the cost of improvements made during the applicable period (but in no event shall such aggregate cost value exceed the “as stabilized” appraised value of such Real Estate Asset, as reasonably determined by the Agent) ; (y) once the acquired Real Estate Asset has been owned by the Borrower for three complete fiscal quarters, such Real Estate Asset shall no longer be valued at its cost basis but shall be valued based upon its Net Operating Income for such three fiscal quarters, annualized, less a capital reserve equal to the total number of square feet of such Real Estate Asset multiplied by $0.15, with the sum thereof being divided by the Capitalization Rate; and (z) once the acquired Real Estate Asset has been owned by the Borrower for four complete fiscal quarters, such Real Estate Asset shall no longer be valued at its cost basis but shall be valued based upon its Net Operating Income for such four fiscal quarters in the manner set forth in the first sentence above, and (ii) Net Operating Income from Real Estate Assets removed sold or otherwise disposed of during the applicable period shall be excluded.

          Federal Funds Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by the Agent.

          Financial Statement Date. September 30, 2007.

          “funds from operations”.  As defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect at the applicable date of determination.

          GAAP.  Generally accepted accounting principles, consistently applied.

          G and A Expenses.  All payroll and other employment-related expenses incurred by the Trust in connection with becoming a self-managed REIT.

          Governmental Authority. Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

          Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or the Trust, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

          Guaranty. The Unlimited Guaranty, dated as of the date hereof, made by the Trust and certain other parties in favor of the Agent and the Lenders pursuant to which the Trust and such other parties guarantee to the Agent and the Lenders the unconditional payment and performance of the Obligations.

          Hazardous Substances. See §7.18(b).

          Indebtedness. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect, including, without limitation, all Obligations and all obligations under any hedge, swap or other interest rate protection arrangement, any forward purchase contract or any put; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all reimbursement obligations under letters of credit; and (d) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise.

          Interest Payment Date. As to any Base Rate Loan and any Libor Rate Loan, the tenth day of any calendar month in which such Loan is outstanding, and with respect to any Libor Rate Loan, also on the last day of the applicable Interest Period, but no less frequently than quarterly.

          Interest Period. With respect to all or any portion of the Term Loan, as applicable, but without duplication of any other Interest Period, (a) initially, the period commencing on the Drawdown Date of such Loan and ending (as selected by the Borrower in a Completed Loan Request): (i) for any Base Rate Loan, the first occurring tenth day of a calendar month after such Base Rate Loan is made (whether by borrowing or by conversion from a Libor Rate Loan), and (ii) for any Libor Rate Loan, 30, 60, 90 or 180 days after the Drawdown Date of such Loan; and (b) thereafter, each period commencing at the end of the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of the applicable period set forth in (a)(i) and (ii) above (as selected by the Borrower in a Conversion Request); provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

          (B) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

          (C) if the Borrower shall fail to give notice of conversion or continuation as provided in §2.5, the Borrower shall be deemed to have requested a conversion of the affected Libor Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

          (D) any Interest Period relating to any Libor Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subparagraph (E) below, end on the last Business Day of a calendar month; and

(E) no Interest Period may extend beyond the Maturity Date.

          Investments. All expenditures made and all liabilities incurred (contingently or otherwise, but without double-counting): (i) for the acquisition of stock, partnership or other equity interests or for the acquisition of Indebtedness of, or for loans, advances, capital contributions or transfers of property to, any Person; (ii) in connection with Real Estate Assets Under Development; and (iii) for the acquisition of any other obligations of any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (b) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (c) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

          Land. An undeveloped Real Estate Asset owned in fee by the Borrower.

          Leases. Leases, licenses and agreements whether written or oral, relating to the use or occupation of space in or on the Buildings or on the Project by persons other than the Borrower or any other member of the Whitestone Group.

          Lenders. Collectively, KeyBank and each other lending institution which may become a party to this Agreement, and any other Person who becomes an assignee of any rights of a Lender pursuant to §20 or a Person who acquires all or substantially all of the stock or assets of a Lender.

          Libor Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

          Libor Breakage Costs. With respect to any Libor Rate Loan to be prepaid prior to the end of the applicable Interest Period or not borrowed, converted or continued (“drawn” and, with correlative meaning, “draw”) after elected, a prepayment “breakage” fee in an amount required to compensate the Lenders for any and all additional losses, costs or expenses that such Lenders incur as a result of such prepayment or failure to borrow, convert or continue a Libor Rate Loan, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits of other funds acquired by any Lender to fund or maintain such Libor Rate Loan.

          Libor Rate. For any LIBOR Rate Loan for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is one (1) LIBOR Business Day prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or

Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index. For any period during which a Reserve Percentage shall apply, the LIBOR Rate with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

          Libor Rate Loan(s). Loans bearing interest calculated by reference to the Libor Rate.

          Lien. See §9.2.

          Loan. All or any portion of the Term Loan, as the context may require.

          Loan Documents. Collectively, this Agreement, the Guaranty, the Notes, the Deed of Trust, the Environmental Indemnity Agreement and any and all other agreements, instruments, documents or certificates now or hereafter evidencing or otherwise relating to the Term Loan and executed and delivered by or on behalf of the Borrower or the Trust or its Subsidiaries in connection with or in any way relating to the Term Loan or the transactions contemplated by this Agreement, and all schedules, exhibits and annexes hereto or thereto, as any of the same may from time to time be amended and in effect.

          M&M Liens. Mechanic’s and materialmen’s liens.

          Majority Lenders. As of any date, any two or more Lenders whose aggregate outstanding Term Loans constitute more than fifty percent (50%) of the total aggregate outstanding principal amount of the Term Loan on such date.

          Maturity Date. July __, 2009, as such date may be extended pursuant to §2.7, or such earlier date on which the Term Loan shall become due and payable pursuant to the terms hereof.

          Mortgage Note(s). A mortgage note, in which the Borrower holds a direct interest as payee, for real estate that is developed, so long as at the relevant date of determination, such Mortgage Note is not in default.

          Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or the Trust, as the case may be, or any ERISA Affiliate.

          Net Operating Income. For any period, an amount equal to (i) the aggregate rental and other income from the operation of the applicable Real Estate Assets during such period; minus (ii) all expenses and other proper charges incurred in connection with the operation of such Real Estate Assets (including, without limitation, real estate taxes, management fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (provided that, except for purposes of calculating the covenants set forth in §§10.1 and 10.4, any rent leveling adjustments shall be excluded from rental income).

          Note Record. A Record with respect to any Note.

          Notes. The Term Notes.

          Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Lenders or the Agent, individually or collectively (but without double-counting), under this Agreement and each of the other Loan Documents and in respect of the Term Loan and the Notes and other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, and including any indebtedness, obligations and liabilities of the Borrower under any Protected Interest Rate Agreement entered into with any Lender in connection with the Term Loan.

          Organizational Documents. Collectively, (i) the Agreement of Limited Partnership of the Borrower, (ii) the Certificate of Limited Partnership of the Borrower, (iii) the Amended and Restated Declaration of Trust of the Trust, (iv) the Amended and Restated By-Laws of the Trust, (v) the Certificate of Formation of Pima Norte, (vi) the Operating Agreement of Pima Norte and (vii) all of the other agreements, certificates or other documents relating to the formation, organization or governance of the Borrower or Trust, in each case as any of the foregoing may be amended in accordance with §8.20.

          Partially-Owned Entity(ies). Any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities or Persons in which the Borrower or the Trust, directly, or indirectly through its full or partial ownership of another entity, own an equity interest, but which is not required in accordance with GAAP to be consolidated with the Borrower or the Trust for financial reporting purposes.

          Patriot Act. Title III of Public Law 107-56 of the United States of America, United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

          PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

          Permits. All governmental permits, licenses, and approvals necessary for the lawful operation and maintenance of the Real Estate Assets.

          Permitted Exceptions. Those matters listed on Exhibit E-1 hereto to which title to the Project may be subject on the Closing Date and thereafter such other title exceptions as the Agent may reasonably approve in writing.

          Permitted Liens. Liens permitted by §9.2.

          Permitted Property. A property which is a retail, office or mixed office/warehouse property.

          Person. Any individual, corporation, general partnership, limited partnership, trust, limited liability company, limited liability partnership, unincorporated association, business, or other legal entity, and any government (or any governmental agency or political subdivision thereof).

          Preferred Equity. Any preferred stock, preferred partnership interests, preferred member interests or other preferred equity interests issued by the Borrower, the Trust or any of their respective Subsidiaries.

          Project. The collective reference to (i) the Property, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

          Property. Approximately 33,405 square feet in the Pima Norte Office Condominium Project located at 36600 North Pima Road in the town of Carefree, County of Maricopa, State of Arizona.

          Protected Interest Rate Agreement. An agreement which evidences any interest protection arrangements entered into by the Borrower and any Lender in connection with the Term Loan, and all extensions, renewals, modifications, amendments, substitutions and replacements thereof.

          Rate Period. The period beginning on the first day of any fiscal month following delivery to the Agent of the annual or quarterly financial statements required to be delivered pursuant to §8.4(a) or §8.4(b) and ending on the last day of the fiscal month in which the next such annual or quarterly financial statements are delivered to the Agent.

          RCRA. See §7.18.

          Real Estate Assets. The fixed and tangible properties consisting of Land and/or Buildings owned in fee simple by the Borrower or any of its Subsidiaries at the relevant time of reference thereto, including, without limitation, the Project.

          Real Estate Assets Under Development. Any Real Estate Assets (including raw land) for which the Borrower or any of its Subsidiaries is actively pursuing (or intends to actively pursue) construction of one or more Buildings or other improvements and for which construction, if commenced, is proceeding to completion without undue delay from Permit denial, construction delays or otherwise, all pursuant to such Person’s ordinary course of business, provided that any such Real Estate Asset (or, if applicable, any Building comprising a portion of any such Real Estate Asset) will no longer be considered a Real Estate Asset Under Development when a certificate of occupancy has issued for such Real Estate Asset (or Building) or such Real Estate Asset (or Building) may otherwise be lawfully occupied for its intended use unless it becomes the subject of a redevelopment of any significant portion thereof.

          Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to its Term Loan.

          Recourse. With reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., without limitation, by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor).

          REIT. A “real estate investment trust”, as such term is defined in Section 856 of the Code.

          Release. See §7.18(c)(iii).

          Revolving Credit Agreement. That certain Revolving Credit Agreement, dated as of March 11, 2005, by Whitestone OP and certain of its Subsidiaries, KeyBank National Association, individually and as administrative agent, and certain other parties, as amended, amended and restated, or supplemented from time to time.

          Reserve Percentage. The maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

          SARA. See §7.18.

          SEC. The Securities and Exchange Commission, or any successor thereto.

          SEC Filings. Collectively, (i) each Form 10-K, 10-Q and Form 8-K filed by the Trust with the SEC from time to time and (ii) each of the other public forms and reports filed by the Trust with the SEC from time to time.

          Subsidiary. Any corporation, association, partnership, limited liability company, trust, joint venture or other business entity or Person which is required to be consolidated with the Borrower or the Trust in accordance with GAAP.

          Term Loan. The term loan made by the Lenders to the Borrower pursuant to §2.

          Term Notes. Collectively, the separate promissory notes of the Borrower in favor of each Lender in substantially the form of Exhibit A hereto, in an aggregate principal amount equal to $6,400,000, dated as of the date hereof or as of such later date as any Person becomes a Lender under this Agreement, and completed with appropriate insertions, as each of such notes may be amended, replaced, substituted and/or restated from time to time.

          Title Insurer: Chicago Title Company, or such other title insurance company licensed in the State of Arizona as may be approved in writing by the Agent.

          Title Policy. See §12.5.

          Trust. See preamble.

          Type. As to any portion of the Term Loan, its nature as a Base Rate Loan or a Libor Rate Loan.

          Unanimous Lender Approval. The written consent of each Lender that is a party to this Agreement at the time of reference.

          Unencumbered Asset. Any Real Estate Asset that on any date of determination is not subject to any Liens (except for Permitted Liens).

          Unsecured Consolidated Total Indebtedness. As of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness outstanding at such date (including all Obligations), that is not secured by a lien evidenced by a mortgage, deed of trust, negative pledge, assignment of partnership interests or other security interest.

          Whitestone Group. Collectively, (i) Whitestone OP, (ii) Pima Norte, (iii) Whitestone III, (iv) Whitestone III LP LTD, (v) Whitestone III GP LLC, (vi) the Trust, (vii) the respective Subsidiaries of the Borrower, Whitestone III and the Trust and (viii) the Partially-Owned Entities.

          Wholly-owned Subsidiary. Any single purpose entity that is a Subsidiary of the Borrower and of which the Borrower at all times owns directly or indirectly (through a Subsidiary or Subsidiaries) 100% of the outstanding voting or controlling interests and of the economic interests.

           “Without Recourse” or “without recourse”. With reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated Real Estate Asset or other specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation and misapplication indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability, and to usual and customary environmental indemnification obligations in connection with such designated Real Estate Asset.

          §1.2. Rules of Interpretation.

           (i) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Agreement.

(ii) The singular includes the plural and the plural includes the singular.

(iii) A reference to any law includes any amendment or modification to such law.

(iv) A reference to any Person includes its permitted successors and permitted assigns.

           (v) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(vi) The words “include”, “includes” and “including” are not limiting.

           (vii) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in Massachusetts, have the meanings assigned to them therein.

(viii) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(ix) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

           §2. THE TERM LOAN.

          §2.1 Commitment to Lend. Subject to the provisions of §2.4 and the other terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower on the Closing Date, and the Borrower agrees to borrow on such date and repay in accordance with §3, an amount equal to $6,400,000, provided, that at the time the Borrower requests the Term Loan and after giving effect to the making thereof, (i) all of the conditions in §12 and §13 have been met at the time of such request, and (ii) there has not occurred and is not continuing (or will not occur by reason thereof) any Default or Event of Default.

          The Term Loan shall be made pro rata in accordance with each Lender’s Commitment Percentage. The request for the Term Loan made pursuant to §2.4 shall constitute a representation and warranty by the Borrower that the conditions set forth in §12 and §13 have been satisfied as of the Closing Date, provided that the making of such representation and warranty by the Borrower shall not limit the right of any Lender not to lend if such conditions have not been met. No portion of the Term Loan shall be required to be made by any Lender unless all of the conditions contained in §12 and §13 have been satisfied as of the Closing Date.

          §2.2. The Term Notes. The Term Loan shall be evidenced by the Term Notes. A Term Note shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender’s Commitment. The Borrower irrevocably authorizes each Lender to make or cause to be made, on the Closing Date and at the time of receipt of any payment of principal on such Lender’s Term Note, an appropriate notation on such Lender’s applicable Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loan set forth on such applicable Note Record shall be prima facie evidence of the principal amount of the Term Loan owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Note Record shall not limit or otherwise affect the rights and obligations of the Borrower hereunder or under any Term Note to make payments of principal of or interest on any Term Note when due.

          §2.3. Interest on Term Loan; Fees.

                    (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §3.2) at a rate equal to the Base Rate.

                    (b) Each Libor Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §3.2) at a rate equal to the Libor Rate determined for such Interest Period plus the Applicable Libor Margin.

                    (c) Reserved.

                    (d) The Borrower unconditionally promises to pay interest on the Term Loan in arrears on each Interest Payment Date with respect thereto, and when the principal of such Term Loan is due (whether at maturity, by reason of acceleration or otherwise).

          §2.4. Request for the Term Loan.

          The following provisions shall apply to the request by the Borrower for the Term Loan:

                    (a) The Borrower shall submit a Completed Loan Request to the Agent, together with a duplicate copy of such Completed Loan Request for each Lender which is then a party to this Agreement at the time such loan request is made. The Completed Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Term Loan requested from the Lenders on the Closing Date.

                    (b) The Completed Loan Request shall include a completed certificate in the form of Exhibit B hereto specifying: (1) the principal amount of the Term Loan requested, (2) the Interest Period applicable to the Term Loan, and (3) the Type of Loan being requested, and certifying that, both before and after giving effect to the making of the Term Loan, no Default or Event of Default exists or will exist under this Agreement or any other Loan Document.

                    (c) No Lender shall be obligated to fund the Term Loan unless:

(i) a Completed Loan Request has been received by the Agent as provided in clause (a) above; and

                    (ii) both before and after giving effect to the Term Loan to be made pursuant to the Completed Loan Request, all of the conditions contained in §12 and §13 shall have been satisfied as of the Closing Date.

                    (d) The Agent will promptly notify each Lender of the Completed Loan Request and will cause a copy thereof to be delivered to each Lender on the Closing Date.

          §2.5. Conversion Options.

                    (a) The Borrower may elect from time to time to convert any portion of the outstanding Term Loan to a Loan of another Type, provided that (i) subject to the further proviso at the end of this §2.5(a) and subject to §2.5(b) and §2.5(d), with respect to any conversion of a Base Rate Loan to a Libor Rate Loan (or a continuation of a Libor Rate Loan, as provided in §2.5(b)), the Borrower shall give the Agent (with copies to the

Agent for each Lender) at least three (3) Business Days’ prior written notice of such election, which such notice must be received by the Agent by 10:00 a.m. on any Business Day; and (ii) no Loan may be converted into a Libor Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of outstanding Term Loan of any Type may be converted as provided herein, provided that each Conversion Request relating to the conversion of a Base Rate Loan to a Libor Rate Loan shall be for an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof and shall be irrevocable by the Borrower.

                    (b) Any portion of the Term Loan of any Type may be continued as such upon the expiration of the Interest Period with respect thereto (i) in the case of Base Rate Loans, automatically and (ii) in the case of Libor Rate Loans by compliance by the Borrower with the notice provisions contained in §2.5(a)(i); provided that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default. The Borrower shall notify the Agent promptly when any such automatic conversion contemplated by this §2.5(b) is scheduled to occur.

                    (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any portion of the Term Loan in accordance with the terms hereof, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

                    (d) The Borrower may not request or elect a Libor Rate Loan pursuant to §2.4, elect to convert a Base Rate Loan to a Libor Rate Loan pursuant to §2.5(a) or elect to continue a Libor Rate Loan pursuant to §2.5(b) if, after giving effect thereto, there would be greater than six (6) Libor Rate Loans then outstanding. Any Conversion Request for a Libor Rate Loan that would create greater than six (6) Libor Rate Loans outstanding shall be deemed to be a Conversion Request for a Base Rate Loan. By way of explanation of the foregoing, in the event that the Borrower wishes to convert or continue two or more Loans into one Libor Rate Loan on the same day and for identical Interest Periods, such Libor Rate Loan shall constitute one single Libor Rate Loan for purposes of this clause (d).

          §2.6. Funds for the Term Loan.

                    (a) Subject to the other provisions of this §2, on the Closing Date, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the Term Loan. Upon receipt from each Lender of such amount, the Agent will make available to the Borrower the aggregate amount of such Term Loan made available to the Agent by the Lenders. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on the Closing Date the amount of its Commitment Percentage of the Term Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of its Commitment Percentage of any Term Loan but in no event shall the Agent (in its capacity as Agent) have any obligation to make any funding or shall any Lender be obligated to fund more than its Commitment Percentage of the Term Loan or to increase its Commitment Percentage on account of such failure or otherwise.

                    (b) The Agent may, unless notified to the contrary by any Lender prior to the Closing Date, assume that such Lender has made available to the Agent on the Closing Date the amount of such Lender’s Commitment Percentage of the Term Loan, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount after the Closing Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, multiplied by (ii) the amount of such Lender’s Commitment Percentage of the Term Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including the Closing Date to the date on which the amount of such Lender’s Commitment Percentage of the Term Loan shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender.

          §2.7. Extension of Maturity Date. At least forty-five (45) days but in no event more than ninety (90) days prior to July __, 2009, the Borrower, by written notice to the Agent (with copies for each Lender), may request an extension of the Maturity Date by a period of six (6) months from the Maturity Date then in effect (the “Extension”). The Extension shall become effective on July __, 2009 so long as (i) the Borrower has paid to the Agent on such date, for the ratable accounts of the Lenders, an extension fee in an amount equal to 12.5 basis points on the Term Loan in effect on such date (“Extension Fee”), (ii) no Default or Event of Default has occurred and is continuing on such date and all representations and warranties contained in the Loan Documents shall be true and correct as of such date (except to the extent that such representations and warranties relate expressly to an earlier date), (iii) the Borrower shall be in compliance with all Financial Covenants on such date and (iv) the Borrower shall have completed all necessary build-out with respect to the Project in a manner satisfactory to the Agent. The notice referred to in the first sentence of this §2.7 shall constitute and shall be deemed to be a certification by the Borrower as to the truth and accuracy of the statements contained in clauses (ii) and (iii) of the preceding sentence.

          §3. REPAYMENT OF THE TERM LOAN.

          §3.1. Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all unpaid principal of the Term Loan outstanding on such date, together with any and all accrued and unpaid interest thereon and any and all other unpaid amounts due under this Agreement, the Notes or any other of the Loan Documents.

          §3.2. Optional Repayments of the Term Loan. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loan, in whole or in part, at any time without penalty or premium; provided that the outstanding amount of any Libor Rate Loans may not be prepaid on a date other than the last day of an Interest Period unless the Borrower pays the Libor Breakage Costs for each Libor Rate Loan so prepaid at the time of such prepayment. The Borrower shall give the Agent (with copies to the Agent for each Lender), no later than 10:00 a.m., Cleveland, Ohio time, at least two (2) Business Days’ prior written notice of any prepayment pursuant to this §3.2 of any Base Rate Loans, and at least four (4) Business Days’ notice of any proposed prepayment pursuant to this §3.2 of Libor Rate Loans, specifying the proposed date of prepayment and the principal amount to be prepaid. Each such partial prepayment of the Term Loan shall be in an amount equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the outstanding balance of the Term Loan then being repaid, shall be accompanied by the payment of all charges, if any, outstanding on the Term Loan so prepaid and of all accrued interest on the principal prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Libor Rate Loans.

          §4. CERTAIN GENERAL PROVISIONS.

          §4.1. Funds for Payments.

                    (a) All payments of principal, interest, fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders or (as the case may be) the Agent, at the Agent’s Head Office, in each case in Dollars and in immediately available funds. The Borrower shall make each payment of principal of and interest on the Term Loan and of fees hereunder or thereunder not later than 12:00 p.m. (Cleveland, Ohio time) on the due date thereof.

                    (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If the Borrower is compelled by law to make any such deduction or withholding with respect to any amount payable by it hereunder or under any of the other Loan Documents (except with respect to taxes on the income or profits of the Agent or any Lender), the Borrower shall pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such deduction or withholding obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent (with copies to the Agent for each Lender) certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

          §4.2. Computations. All computations of interest on the Term Loan and of fees to the extent applicable shall be based on a 360-day year, in each case paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Libor Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records or record attached to any other Note from time to time shall constitute prima facie evidence of the principal amount thereof.

          §4.3. Inability to Determine Libor Rate. In the event, prior to the commencement of any Interest Period relating to any Libor Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Libor Rate that would otherwise determine the rate of interest to be applicable to any Libor Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Lenders. In such event (a) each Libor Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and (b) the obligations of the Lenders to make Libor Rate Loans shall be suspended, in each case unless and until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

          §4.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Libor Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the Commitment of such Lender to make Libor Rate Loans or convert Base Rate Loans to Libor Rate Loans shall forthwith be suspended and (b) such Lender’s Commitment Percentage of Libor Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Libor Rate Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Lender to make or maintain Libor Rate Loans. The Borrower hereby agrees promptly to pay the Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for Libor Breakage Costs incurred by such Lender in making any conversion required by this §4.4 prior to the last day of an Interest Period.

          §4.5. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law, but if not having the force of law, then generally applied by the Lenders or the Agent with respect to similar loans), shall:

                    (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Term Loan (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or

                    (b) change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on the Term Loan or any other amounts payable to the Agent or any Lender under this Agreement or the other Loan Documents, or

                    (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

                    (d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Term Loan, such Lender’s Commitment, or any class of loans or commitments of which any portion of the Term Loan or such Lender’s Commitment forms a part;

and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Term Loan or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Commitment or the Term Loan, or

          (iii) to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder,

then, and in each such case, the Borrower will, upon demand made by the Agent or such Lender (such demand to be made promptly by the Agent or such Lender upon the making of any such determination), at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum, provided that such Lender or the Agent is generally imposing similar charges on its other similarly situated borrowers. The Agent shall provide the Borrower with a calculation, in reasonable detail, of such amounts in accordance with its customary practices.

           §4.6. Capital Adequacy. If any future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but if not having the force of law, then generally applied by the Lenders with respect to similar loans) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by banks or bank holding companies and any Lender or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Term Loan made pursuant hereto, then such Lender or the Agent may notify the Borrower of such fact, and the Borrower shall pay to such Lender or the Agent from time to time, upon demand made by the Agent or such Lender (such demand to be made promptly by the Agent or such Lender upon the making of any such determination), as an additional fee payable hereunder, such amount as such Lender or the Agent shall determine reasonably and in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Lender in light of these circumstances for its increased costs of maintaining such capital. Each Lender and the Agent shall allocate such cost increases among its customers in good faith and on an equitable basis, and will not charge the Borrower unless it is generally imposing a similar charge on its other similarly situated borrowers. The Agent shall provide the Borrower with a calculation, in reasonable detail, of such amounts in accordance with its customary practices.

          §4.7. Certificate; Limitations. A certificate setting forth any additional amounts payable pursuant to §§4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing. Notwithstanding anything to the contrary contained in this Article 5, to the extent reasonably possible, each Lender shall designate an alternate lending office in the continental United States to make the Loans in order to reduce any liability of Borrower to such Lender under §§4.4, 4.5 or 4.6 or to avoid the unavailability of a Libor Rate Loan, so long as such designation is not disadvantageous to such Lender.

          §4.8. Indemnity. In addition to the other provisions of this Agreement regarding such matters, the Borrower agrees to indemnify the Agent and each Lender and to hold the Agent and each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Agent or such Lender may sustain or incur as a consequence of (a) a default by the Borrower in the payment of any principal amount of or any interest on any Libor Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or such Lender to lenders of funds obtained by it in order to maintain its Libor Rate Loans, (b) the failure by the Borrower to make a borrowing or conversion after the Borrower has given a Completed Loan Request for a Libor Rate Loan or a Conversion Request for a Libor Rate Loan, and (c) the making of any payment of a Libor Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent or a Lender to lenders of funds obtained by it in order to maintain any such Libor Rate Loans.

          §4.9. Interest on Overdue Amounts; Late Charge. Notwithstanding anything to the contrary stated herein, upon the occurrence and during the continuance of an Event of Default, at the option of the Majority Lenders, to the extent permitted by applicable law, the unpaid balance of all Obligations shall bear interest at the rate otherwise applicable thereto plus 2%, compounded daily until such Event of Default is cured or waived to the satisfaction of the Agent and the required Lenders. In addition, the Borrower shall pay a late charge equal to five percent (5%) of any amount of interest charges on the Term Loan which is not paid within ten (10) days of the date when due.

          §5. RESERVED.

          §6. RECOURSE OBLIGATIONS. The Obligations are full recourse obligations of the Borrower, and all of the respective assets and properties of the Borrower shall be available for the payment in full in cash and performance of the Obligations. The obligations of the Trust under the Guaranty are full recourse obligations of the Trust, and all of the respective assets and properties of the Trust shall be available for the payment in full in cash and performance thereof.

          §7. REPRESENTATIONS AND WARRANTIES. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally represent and warrant to the Agent and the Lenders all of the statements contained in this §7.

          §7.1. Authority, Etc.

                    (a) Organization: Good Standing.

          (i) Each of Whitestone OP, Pima Norte, Whitestone III, Whitestone III GP LLC and Whitestone III LP LTD is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of organization; each of Whitestone OP, Pima Norte, Whitestone III, Whitestone III GP LLC and Whitestone III LP LTD has all requisite limited partnership or limited liability company power to own its properties and conduct its business as now conducted and as presently contemplated; and each of Whitestone OP, Pima Norte, Whitestone III, Whitestone III GP LLC and Whitestone III LP LTD is in good standing as a foreign entity and is duly authorized to do business in the jurisdiction where the Project is located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on its business, operations, assets, condition (financial or otherwise) or properties.

          (ii) the Trust is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland; each Subsidiary of the Trust is duly organized, validly existing and in good standing as a corporation, nominee trust, limited liability company, limited partnership or general partnership, as the case may be, under the laws of the state of its organization; the Trust and each of its Subsidiaries has all requisite corporate, trust, limited liability company, limited partnership or general partnership, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Trust is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary, except where a failure to be so qualified in such other would not have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust or any such Subsidiary.

                    (b) Capitalization. The outstanding equity of Whitestone OP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable. All of the issued and outstanding general partner interests of Whitestone OP are owned and held of record by the Trust. As of the Closing Date, all of the issued and outstanding limited partner interests of Whitestone OP are owned and held of record as set forth on Schedule 7.1(b). There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire a general partner interest in Whitestone OP. There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on Whitestone OP or the Trust which require or could require Whitestone OP or the Trust to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any general partner interest in Whitestone OP. No general partner interests of Whitestone OP is subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies; or any other similar agreements or interests (whether written or oral). Whitestone OP owns, directly or indirectly, 100% (by number of votes or controlling interests) of the outstanding voting interests and of the economic interests in Pima Norte, Whitestone III, Whitestone III GP LLC and Whitestone III LP LTD and all

of such equity interests have been duly issued and are outstanding and fully paid and non-assessable. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in any Borrower (other than Whitestone OP). There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on any Borrower (other than Whitestone OP) which require or could require any Borrower (other than Whitestone OP) to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interest in such Borrower. Except as set forth on Schedule 7.1(b), no equity interests of the Borrower are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies or any other similar agreements or interests (whether written or oral). All of the Preferred Equity which exists as of the date of this Agreement, and each of the agreements or other documents entered into and/or setting forth the terms, rights and restrictions applicable to any such Preferred Equity, are listed and described on Schedule 7.1(b) attached hereto. All of the agreements and other documents relating to the Preferred Equity in effect on the Closing Date have been furnished to the Agent.

                    (c) Due Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Trust is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower and the Trust, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower or the Trust and any general partner or member thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or the Trust is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or the Trust, (iv) do not conflict with any provision of the Organizational Documents of the Borrower or the Trust or any general partner thereof, and (v) do not contravene any provisions of, or constitute Default or Event of Default hereunder or a failure to comply with any term, condition or provision of any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or the Trust or any of the Borrower’s or the Trust’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not materially and adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust the Borrower) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower or the Trust.

                    (d) Enforceability. Each of the Loan Documents to which the Borrower or the Trust is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Borrower and the Trust, as the case may be, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.

          §7.2. Governmental Approvals. The execution, delivery and performance by the Borrower and the Trust of this Agreement and the other Loan Documents to which the

Borrower or the Trust is or is to become a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained and delivered to the Agent, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law or deemed appropriate by the Trust.

          §7.3. Title to Properties; Leases.

          The Borrower and the Trust each has good fee title to all of its respective properties, assets and rights of every name and nature purported to be owned by it, including, without limitation, that:

                    (a) Pima Norte holds good and clear record and marketable fee simple title to the Project and all assets or properties relating thereto, subject to no Liens other than Permitted Liens.

                    (b) The Borrower and the Trust will, as of the Closing Date, own all of the assets as reflected in the financial statements of the Borrower and the Trust described in §7.4, or acquired since the date of such financial statements (except property and assets sold or otherwise disposed of in the ordinary course of business since that date).

          §7.4. Financial Statements. The Borrower has furnished to each of the Lenders the audited Consolidated balance sheet of the Trust and its Subsidiaries as of December 31, 2006 (together with the unaudited Consolidated balance sheet of the Trust and its Subsidiaries as of September 30, 2007 and the related Consolidated Statements of Income, changes in shareholders’ equity and cash flows for the fiscal year or other period then ended, as applicable (collectively, the “Initial Financials”). Such Initial Financials have been prepared in accordance with GAAP and, in the case of the December 31, 2006 financial statements, accompanied by an auditors’ report prepared without qualification by the Accountants. The Initial Financials fairly present the financial condition of the Trust and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Trust or any of its Subsidiaries as of such date known to the officers of the Trust or any of its Subsidiaries not disclosed in the Initial Financials.

          §7.5 No Material Changes, Etc. Since the Financial Statement Date, there has occurred no materially adverse change in the business, operations, assets, condition (financial or otherwise) or properties of the Trust, the Borrower or the Project.

          §7.6. Franchises, Patents, Copyrights, Etc. The Borrower, the Trust and each of their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others, except where the failure to so possess could not reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust or the Borrower. The Borrower possesses all Permits relating to the Project.

          §7.7 Litigation. Except as disclosed on Schedule 7.7, there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s or the Trust’s knowledge, threatened against the Borrower, the Trust or any of their respective Subsidiaries or the Project before any court, tribunal or administrative agency or board that, if adversely determined, could reasonably be expected to, either individually or in the aggregate, materially adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust or the Borrower, or materially impair the right of the Trust or the Borrower to carry on its businesses substantially as now conducted by it, or result in any substantial liability not fully covered by insurance, or for which adequate reserves are not maintained, as reflected in the applicable consolidated financial statements or SEC Filings of the Borrower and the Trust, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

          §7.8. No Materially Adverse Contracts, Etc. Neither the Borrower, the Trust nor any of their respective Subsidiaries is subject to any charter, corporate, partnership, limited liability company or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably expected in the future to have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, the Borrower or the Project. None of the Borrower, the Trust or any of their respective Subsidiaries is a party to any contract or agreement that has had, or could reasonably be expected to have, any materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, the Borrower or the Project.

          §7.9. Compliance With Other Instruments, Laws, Etc. Neither the Borrower, the Trust nor any of their respective Subsidiaries is in violation of any provision of its partnership agreement, operating agreement, charter or other Organizational Document, as the case may be, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result, individually or in the aggregate, in the imposition of substantial penalties or materially and adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust, the Borrower or the Project. Without limitation of the foregoing, the Borrower is in compliance with, and neither the entering into of the Loan Documents or the use of the proceeds of the Loans will violate: any law, rule or regulation relating to anti-terrorism or money laundering, including the Anti-Terrorism Order, the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

          §7.10. Tax Status. (i) Each of the Borrower, the Trust and their respective Subsidiaries (a) has made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the respective officers of the Borrower and the Trust and their respective Subsidiaries know of no basis for any such claim.

          §7.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

          §7.12. Investment Company Acts. None of the Borrower, the Trust or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

          §7.13. Name; Jurisdiction of Organization; Absence of UCC Financing Statements, Etc. The exact legal name of the Borrower and the Trust, and their respective jurisdictions of organization and tax identification numbers, are set forth on Schedule 7.13 attached hereto. Except for Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, the Project or the member interests of Pima Norte. Except in favor of the Agent, neither the Borrower nor the Trust has pledged or granted any lien on or security interest in or otherwise encumbered or transferred any of their respective interests in any Subsidiary (including in the case of the Trust, its interests in Whitestone OP).

          §7.14. Absence of Liens. Pima Norte is the owner of the Project free from any Lien, except for Permitted Liens.

          §7.15. Certain Transactions. Except as set forth on Schedule 7.15, none of the officers, partners, directors, or employees of the Trust, the Borrower or any of their Subsidiaries is presently a party to any transaction with the Borrower, the Trust or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, member, director or such employee or, to the knowledge of the Borrower or the Trust, any corporation, partnership, limited liability company, trust or other entity in which any officer, partner, director, or any such employee or natural Person related to such officer, partner, director or employee or other

Person in which such officer, partner, member, director or employee has a direct or indirect beneficial interest has a substantial interest or is an officer, director, member, trustee or partner.

          §7.16. Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans. Except as disclosed in the SEC Filings or on Schedule 7.16, none of the Borrower, the Trust nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

          §7.17. Regulations U and X. No portion of the Term Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

          §7.18. Environmental Compliance. The Borrower has caused Phase I and other environmental assessments or similar assessments (collectively, the “Environmental Reports”) to be conducted to investigate the past and present environmental condition and usage of the Project, true and complete copies of which have been delivered to the Agent. To the Borrower’s knowledge, except as otherwise expressly disclosed on Schedule 7.18, the Borrower makes the following representations and warranties:

                    (a) None of the Borrower, its Subsidiaries, the Trust or any operator of the Project or any portion thereof, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust or the Borrower, or constitutes a Disqualifying Environmental Event.

                    (b) None of the Borrower, the Trust or any of their respective Subsidiaries has received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental

Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, the Trust or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which event described in any such notice would have a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust or the Borrower, or constitutes a Disqualifying Environmental Event.

                    (c) (i) No portion of the Project has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Project except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrower, the Trust, their respective Subsidiaries or the operators of the Project or any ground or space tenants on the Project, no Hazardous Substances have been generated or are being used on the Project except in accordance with applicable Environmental Laws, (iii) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Project in violation of applicable Environmental Laws, (iv) there have been no Releases in violation of applicable Environmental Laws upon, from or into any real property in the vicinity of the Project which, through soil or groundwater contamination, may have come to be located on the Project, and (v) to the best of Borrower’s Knowledge, any Hazardous Substances that have been generated on the Project during ownership thereof by the Borrower, the Trust, their respective Subsidiaries or the operations of the Project have been transported off-site only in compliance with all applicable Environmental Laws; any of which events described in clauses (i) through (v) above would have a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust or the Borrower, or constitutes a Disqualifying Environmental Event.

                    (d) None of the Borrower, the Trust or the Project is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

          §7.19. Subsidiaries. Schedule 7.19 sets forth, as of the Closing Date, all of the respective Subsidiaries of the Trust and the Borrower.

          §7.20. Loan Documents. All of the representations and warranties by or on behalf of the Borrower and the Trust and their respective Subsidiaries made in this Agreement and in the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.

          §7.21. REIT Status The Trust is qualified as a REIT and has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax years ending December 31, 2005 or December 31, 2006, or from maintaining such qualification at all times during the term of this Agreement.

          §7.22. No Condemnation. (i) No condemnation of any material portion of the Project, (ii) no condemnation or relocation of any roadways abutting the Project which are material to the Project, and (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project which is material to the Project, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

          §7.23. Utilities. The Project will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

          §7.24. Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

          §7.25. Independent Parcel. The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

          §7.26. Major Lease. The Borrower and its agents have not entered into any Major Lease, subleases under a Major Lease or other arrangements for occupancy of more than 10,000 square feet of net leasable space within the Project other than as listed on Schedule 7.26. True, correct and complete copies of all Major Leases, as amended, have been delivered to Lender and, at Lender’s request, Borrower will deliver true, correct and complete copies of any or all other Leases, as amended, to Lender. All Major Leases are in full force and effect. Borrower is not in default under any Major Lease and Borrower has disclosed to Lender in writing any material default by the tenant under any Major Lease.

          §7.27. No Encroachment. No building or other improvement related to the Project encroached in any material respect upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which the Borrower is aware or has reason to believe may exist) with respect to the Project unless permitted by easement or other agreement for purposes of granting an easement.

          §7.28. Federal Tax Identification Numbers. Each Borrower has obtained a Federal Tax Identification Number as set forth in Schedule 7.19.

          §8. AFFIRMATIVE COVENANTS OF THE BORROWER AND THE TRUST. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally covenant and agree that:

          §8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Term Loan and all interest, fees, charges and other amounts and Obligations provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement, the Notes and the other Loan Documents.

          §8.2. Maintenance of Office; Jurisdiction of Organization, Etc.. Each of the Borrower and the Trust will maintain its chief executive office in Houston, Texas, or at such other place in the United States of America as each of them shall designate by written notice to the Agent to be delivered at least thirty (30) days prior to any change of chief executive office, where, subject to §21, notices, presentations and demands to or upon the Borrower and the Trust in respect of the Loan Documents may be given or made. Neither the Trust nor the Borrower will change its jurisdiction of organization, name or corporate structure without giving the Agent at least thirty (30) days prior written notice of such change, and, in the case of a change in corporate structure, without the prior written consent of the Agent, which consent may not be unreasonably withheld.

          §8.3. Records and Accounts. Each of the Borrower and the Trust will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries.

          §8.4. Financial Statements, Certificates and Information. The Borrower and the Trust will deliver to the Agent (with copies to the Agent for each Lender):

                    (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Trust, the audited consolidated balance sheet of the Trust and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in shareholder’s equity (or the equivalent thereof) and cash flows for the year then ended, in each case, setting forth in comparative form the figures as of the end of and for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and, in each case, accompanied by an auditor’s report prepared without qualification by the Accountants; together with, at the Agent’s request, a written statement from such Accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default under §10 or otherwise under the provisions of this Agreement relating to the financial condition of the Trust or any of its Subsidiaries, or of any facts or circumstances that would cause the Trust not to continue to qualify as a REIT for federal income tax purposes, or, if such Accountants shall have obtained knowledge of any then existing Default, Event of Default or such facts or circumstances, they shall make disclosure thereof in such statement;

                    (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of its March 31, June 30 and September 30 fiscal quarters, copies of the unaudited consolidated balance sheet of the Trust and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the portion of the Trust’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (which may be provided by inclusion in the Form 10-Q of the Trust filed with the SEC for such period provided pursuant to clause (i) below), together with a certification by the principal financial or accounting officer of the Borrower and the Trust that the information contained in such financial statements fairly presents the financial position of the Trust and its Subsidiaries on the date thereof (subject to year-end adjustments none of which shall be materially adverse and the absence of footnotes);

                    (c) as soon as practicable, but in any event not later than ninety (90) days after the end of each of its fiscal years, statements of Net Operating Income and outstanding Indebtedness as at the end of such fiscal year and for the fiscal year then ended in respect of the Project, each prepared in accordance with GAAP consistent with the definitions of Net Operating Income and outstanding Indebtedness used in this Agreement and a rent roll and operating statement in respect of the Project, in each case certified by the chief financial or accounting officer of the Borrower as true and correct;

                    (d) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, (i) copies of the unaudited statements of Net Operating Income and outstanding Indebtedness as at the end of such quarter and for the portion of the fiscal year then elapsed in respect of the Project, prepared in accordance with GAAP consistent with the definitions of Net Operating Income and outstanding Indebtedness used in this Agreement, and a rent roll and operating statement in respect of the Project, certified by the chief financial or accounting officer of the Borrower to present fairly the Net Operating Income and outstanding Indebtedness and rent roll in respect of the Project, (ii) an occupancy analysis in respect of the Project certified by the chief financial officer of the Borrower to be true and complete, (iii) a schedule of revenues and expenses for the Project, and (iv) an updated build-out budget for the Project and an update on the status of the intended tenant improvements on the Property and conformity of expenditures to budget for such tenant improvements;

                    (e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement in the form of Exhibit C hereto signed by the chief financial or accounting officer of the Borrower, and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10;

                    (f) promptly as they become available, a copy of each report submitted to the Borrower, the Trust or any of their respective subsidiaries by the Accountants in connection with each annual audit of the books of the Borrower, the Trust or such Subsidiary by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Borrower, the Trust or any such Subsidiary;

                    (g) contemporaneously with (or promptly after) the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness of the Trust or any of its Subsidiaries (other than the Term Loan) for borrowed money, to the extent that the information or disclosure contained in such material refers to or could reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, the Borrower or any other member of the Whitestone Group;

                    (h) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the equityholders of the Trust;

                    (i) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Trust, copies of the Form 10-K statement filed by the Trust with the SEC for such fiscal year, and as soon as practicable, but in any event not later than fifty (50) days after the end of each fiscal quarter of the Trust copies of the Form 10-Q statement filed by the Trust with the SEC for such fiscal quarter;

                    (j) in the case of the Borrower and the Trust, as soon as practicable, but in any event not later than thirty (30) days prior to the end of each of their respective fiscal years, a business plan for the next fiscal year (including pro forma projections for such period);

                    (k) together with the financial statements delivered pursuant to §8.4(a), a certification by the chief financial or accounting officer of the Borrower of the state and federal taxable income of the Trust and its Subsidiaries as of the end of the applicable fiscal year;

                    (l) in the event that the definition of “funds from operations” is revised by the Board of Governors of the National Association of Real Estate Investment

Trusts, a report, certified by the chief financial or accounting officer of the Borrower, of the “funds from operations” of the Borrower based on the definition as in effect on the date of this Agreement and based on the definition as so revised from time to time, which such report shall be delivered to the Agent (with copies to the Agent for each Lender) with the financial statements required to be delivered pursuant to §8.4(a) or §8.4(b) above, as applicable;

                    (m) simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above, updated title searches with respect to the Project and evidence of the Agent’s continued first priority lien on the Property, or such other evidence of its priority lien as the Agent may require; and

                    (m) from time to time such other financial data and other information about the Borrower, the Trust, their respective Subsidiaries and the Project as the Agent or any Lender (through the Agent) may reasonably request, including, without limitation, evidence of adequate funds held by the Borrower to complete all build-out contemplated in connection with the Project.

          Notwithstanding the foregoing, the Borrower shall be deemed to have complied with this covenant (other than with respect to items relating to the Project or the Property, or otherwise requested pursuant to clause (m) above) so long as Whitestone OP delivers the financial statements required to be delivered under §8.4 of the Revolving Credit Agreement in accordance with the terms thereof, so long as such Revolving Credit Agreement remains in effect.

          §8.5. Notices.

                    (a) Defaults. The Borrower and the Trust will, promptly after obtaining knowledge of the same, notify the Agent in writing (with copies to the Agent for each Lender) of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of (x) a claimed Default (whether or not constituting an Event of Default) under this Agreement or (y) a claimed failure by the Borrower, the Trust or any of their respective Subsidiaries, as applicable, to comply with any term, condition or provision of or under any note, evidence of Indebtedness, indenture or other obligation (i) in excess of $5,000,000, individually or in the aggregate, in respect of Indebtedness that is Without Recourse and (ii) in excess of $1,000,000, individually or in the aggregate, in respect of Indebtedness that is Recourse, to which or with respect to which any of them is a party or obligor, whether as principal obligor, guarantor or surety, and such failure to comply would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed failure to comply.

                    (b) Environmental Events. The Borrower and the Trust will promptly give notice in writing to the Agent (with copies to the Agent for each Lender) (i) upon

Borrower’s or the Trust’s obtaining knowledge of any material violation (as determined by the Borrower or the Trust in the exercise of its reasonable discretion) of any Environmental Law regarding the Project or Borrower’s or the Trust’s operations, (ii) upon Borrower’s or the Trust’s obtaining knowledge of any known Release of any Hazardous Substance at, from, or into the Project which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of the Project, (iii) upon Borrower’s or the Trust’s receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws or any matter that may be a Disqualifying Environmental Event with respect to the Project, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) Borrower’s or the Trust’s or any other Person’s operation of the Project, (B) contamination on, from or into the Project, or (C) investigation or remediation of off-site locations at which Borrower or the Trust or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon Borrower’s or the Trust’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which Borrower or the Trust may be liable or for which a lien may be imposed on the Project.

                    (c) Notification of Claims against the Project. The Borrower will, and will cause each Subsidiary to, promptly upon becoming aware thereof, notify the Agent in writing (with copies to the Agent for each Lender) of any setoff, claims, withholdings or other defenses to which the Project is subject, which (i) could reasonably be expected to have a material adverse effect on (x) the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust or the Borrower, or (y) the value of the Project, or (ii) with respect to the Project, constitute a Disqualifying Environmental Event, a Disqualifying Structural Event or a Lien.

                    (d) Notice of Litigation and Judgments. The Borrower and the Trust will give notice to the Agent in writing (with copies to the Agent for each Lender) within three (3) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could materially adversely affect the Borrower, the Trust, or the Project, or to which the Borrower, the Trust or any of their respective Subsidiaries is or is to become a party involving a claim against the Borrower, the Trust or any of their respective Subsidiaries that could reasonably be expected to have a materially adverse effect on the respective business, operations, assets, condition (financial or otherwise) or properties of the Trust, the Borrower or on the value or operation of the Project and stating the nature and status of such litigation or proceedings. The Borrower and the Trust will give notice to the Agent and each of the Lenders, in writing, in form and detail reasonably satisfactory to the Agent, within three (3) days of any judgment not covered by insurance, final or otherwise, against the Borrower, the Trust or any of such Subsidiaries in an amount in excess of $1,000,000.

          §8.6. Existence of Borrower; Maintenance of the Project. The Borrower and the Trust will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its respective existence in its jurisdiction of organization and will do or cause to be done all things necessary to preserve and keep in full force all of its respective rights and franchises and those of its respective Subsidiaries which may be necessary to properly and advantageously conduct the businesses conducted by it. The Borrower (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to the Project, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and in any event, will keep all of the Project in a condition consistent with the Real Estate Assets currently owned or controlled by the Borrower or its Subsidiaries, (b) will cause all of its other properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (c) will not permit the Trust to directly own or lease the Project, and (d) will, and will cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it.

          §8.7. Existence of the Trust; Maintenance of REIT Status of the Trust; Maintenance of Properties; Etc.

          (a) The Trust will do or cause to be done all things necessary to preserve and keep in full force and effect the Trust’s existence as a Maryland real estate investment trust. The Trust will at all times (i) maintain its status as a REIT and not take any action which could lead to its disqualification as a REIT and (ii) continue to operate as a self-directed and self-administered REIT and make public reports and filings as though it were listed on a nationally-recognized stock exchange. The Trust will not engage in any business other than the business of acting as a REIT and serving as the general partner and limited partner of the Borrower and matters directly relating thereto, and shall (x) conduct all or substantially all of its business operations through the Borrower or through subsidiary partnerships or other entities in which the Borrower owns 100% of the legal and economic interests and (y) own no real property or material personal property other than through its ownership interests in the Borrower. The Trust will (a) cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, and supplied with all necessary equipment, (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Trust may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (c) cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it.

          (b) No Borrower will enter into any transactions after the Closing Date that, if in effect on the Closing Date, would have required disclosure on Schedule 7.15 without the consent of the Agent.

          (c) Neither of Whitestone III LP LTD and Whitestone III GP LLC will engage in any business other than the business of serving as the general partner or limited partner, as the case may be, of Whitestone III and matters directly relating thereto and shall not own any real property or material personal property other than through its ownership interests in Whitestone III.

          §8.8. Insurance. The Borrower and the Trust will maintain with respect to the Project and their other properties, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and as otherwise required pursuant to Section 1.4 of the Deed of Trust.

          §8.9. Taxes. The Borrower will, and will cause the Trust and each of their respective Subsidiaries to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Project before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon the Project; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or the Trust shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrower or the Trust will pay all such taxes, assessments, charges, levies or claims forthwith prior to the attachment of any lien as security therefor. Promptly upon request by the Agent if required for bank regulatory compliance purposes or similar bank purposes, the Borrower will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Project in the form of receipted tax bills or other form reasonably acceptable to the Agent, or evidence of the existence of applicable contests as contemplated herein.

          §8.10. Inspection of Properties and Books. (a) The Borrower and the Trust will permit the Agent or any of its designated representatives upon reasonable notice (which notice may be given orally or in writing and provided that no notice shall be required if a Default or Event of Default has occurred and is continuing), to visit and inspect any of the properties of the Borrower, the Trust or any of their respective Subsidiaries to examine the books of account of the Borrower, the Trust and their respective Subsidiaries and Whitestone Management (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Trust and their respective Subsidiaries and the Project with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent may reasonably request.

          (b) The Borrower hereby agrees that each of the Lenders and the Agent (and each of their respective, and their respective affiliates’, employees, officers, directors, agents and advisors (collectively, “Representatives”) is, and has been from the commencement of discussions with respect to the facility established by the Agreement (the “Facility”), permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code sections 6011 and 6111) of the Facility, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender or the Agent related to such structure and tax aspects. In this regard, the Lenders and the Agent intend that this transaction will not be a “confidential transaction” under Code sections 6011, 6111 or 6112, and the regulations promulgated thereunder. Neither the Borrower, the Trust, nor any Subsidiary of any of the foregoing intends to treat the Term Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If the Borrower or the Trust determines to take any action inconsistent with such intention, the Borrower will promptly notify the Agent thereof. If the Borrower so notifies the Agent, the Borrower acknowledges that the Agent may treat the Term Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Agent will maintain the lists and other records, including the identity of the applicable party to the Term Loan as required by such Treasury Regulation.

          §8.11. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Trust will comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted that are material in any respect to the operation of their respective businesses in the ordinary course and consistent with past practices, including, without limitation, all such Environmental Laws and all such applicable federal and state securities laws, (b) the provisions of its partnership agreement, trust agreement, operating agreement or corporate charter and other Organizational Documents, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Project and the Leases) and (d) all applicable decrees, orders, and judgments. If at any time while the Term Loan or Note or other Obligations is outstanding, any Permit shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower and the Trust and their respective Subsidiaries will immediately take or cause to be taken all reasonable steps within the power of the Borrower or the Trust, as applicable, to obtain such Permit and furnish the Agent with evidence thereof. Without limitation of the foregoing, the Borrower will continue to comply with all laws, rules and regulations relating to anti-terrorism or money laundering, including the Anti-Terrorism Order, the Patriot Act, the Trading with the Enemy Act, as amended, and the foreign assets control regulations of the

United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and the enabling legislation or executive orders relating thereto.

          §8.12. Use of Proceeds. Subject at all times to the other provisions of this Agreement, including without limitation §7.17, the Borrower will use the proceeds of the Term Loan solely to repay certain of its obligations under the Revolving Credit Agreement.

          §8.13. Solvency of Borrower and Trust. The Borrower and the Trust shall remain solvent at all times.

          §8.14. Further Assurances. The Borrower and the Trust will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

          §8.15. Reserved.

          §8.16. Environmental Indemnification. The Borrower and the Trust each covenants and agrees that it will indemnify and hold the Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender (including all reasonable costs of legal representation incurred by the Agent or any Lender, but excluding, as applicable, for the Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Lender or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on the Project; (b) any violation of any Environmental Laws with respect to conditions at the Project or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which the Borrower, the Trust or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to the Project (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property). It is expressly acknowledged by the Borrower that, notwithstanding the introductory paragraph of this §8, this covenant of indemnification shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder and shall inure to the benefit of the Agent and the Lenders and their respective Affiliates, their respective successors, and their respective assigns under the Loan Documents permitted under this Agreement. The environmental indemnity provided herein shall be in addition to that provided in the Environmental Indemnity Agreement.

          §8.17. Response Actions. The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Project, in violation of applicable Environmental Laws, the Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of the Project as necessary to comply with all Environmental Laws and to preserve the value of the Project.

          §8.18. Environmental Assessments. Without limitation of any other provision herein or in any other Loan Document, if the Agent reasonably believes, after discussion with the Borrower and review of any environmental reports provided by the Borrower, that a Disqualifying Environmental Event has occurred with respect to the Property, whether or not a Default or an Event of Default shall have occurred, the Agent may, from time to time, for the purpose of assessing and determining whether a Disqualifying Environmental Event has in fact occurred, cause the Borrower to obtain one or more environmental assessments or audits of the Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (i) whether any Hazardous Substances are present in the soil or water at the Property and (ii) whether the use and operation of the Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of the Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and, if and to the extent reasonable, appropriate and required pursuant to applicable Environmental Laws, the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. All such environmental assessments shall be at the sole cost and expense of the Borrower.

          §8.19. Employee Benefit Plans.

                    (a) Notice. The Borrower and the Trust will notify the Agent (with copies to the Agent for each Lender) at least thirty (30) days prior to the establishment of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan by any of them or any of their respective ERISA Affiliates other than those disclosed on Schedule 7.16 or disclosed in the SEC Filings, and neither the Borrower nor the Trust will establish any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan which could reasonably be expected to have a material adverse effect on the Borrower or the Trust.

                    (b) In General. Each Employee Benefit Plan maintained by the Borrower, the Trust or any of their respective ERISA Affiliates will be operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

                    (c) Terminability of Welfare Plans. With respect to each Employee Benefit Plan maintained by the Borrower, the Trust or any of their respective ERISA Affiliates which is an employee welfare benefit plan within the meaning of §3(l) or §3(2)(B) of ERISA, the Borrower, the Trust, or any of their respective ERISA Affiliates, as the case may be, shall have the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

                    (d) Unfunded or Underfunded Liabilities. The Borrower and the Trust will not at any time have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

          §8.20. No Amendments to Certain Documents. The Borrower and the Trust will not at any time cause or permit its certificate of limited partnership, agreement of limited partnership (including without limitation the Agreement of Limited Partnership of the Borrower), articles of incorporation, by-laws, operating agreement, trust agreement or other Organizational Documents, as the case may be, to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Agent, if such changes could affect the Trust’s REIT status or otherwise adversely affect the rights of the Agent and the Lenders hereunder or under any other Loan Document. Any such modification, amendment or supplement shall, in any event, be subject to the other terms and provisions of this Agreement and the other Loan Documents.

          §8.21. Personal Property. All of the Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Project shall always be located at the Project and shall be kept free and clear of all Liens, encumbrances and security interests, except those in favor of the Agent and except for Permitted Liens.

          §8.22. Leases. Borrower shall provide the Agent and the Lenders with a copy of the fully executed original of all Leases promptly following their execution.

          §9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND THE TRUST. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally covenant and agree that neither the Borrower nor the Trust will:

          §9.1. Restrictions on Indebtedness. Create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

                    (a) Indebtedness to the Agent and the Lenders (and their respective Affiliates) arising under any of the Loan Documents;

                    (b) Indebtedness arising under the Revolving Credit Agreement;

                    (c) current liabilities of the Borrower incurred in the ordinary course of business other than through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

                    (d) Indebtedness of Whitestone OP (other than relating to the Project) in an aggregate amount not in excess of $500,000 in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.9 (but including, in any event, any Indebtedness secured by an M&M Lien);

                    (e) Indebtedness of Whitestone OP (other than relating to the Project) in an aggregate amount not in excess of $1,000,000 in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review;

                    (f) endorsements for collection, deposit or negotiation incurred in the ordinary course of business;

                    (g) Secured term loan Indebtedness of Whitestone OP and its Subsidiaries (but not Pima Norte) disclosed on Schedule 9.1(f) or incurred after the Closing Date, provided that: (i) such Indebtedness is Without Recourse to the Borrower or the Trust and is Without Recourse to any of the respective assets of any of the Borrower or the Trust other than to the specific Real Estate Asset or Assets acquired, refinanced or rehabilitated with the proceeds of such Indebtedness, and (ii) at the time any such Indebtedness is incurred and after giving effect thereto, there exists no Default or Event of Default hereunder;

                    (h) contingent liabilities of Whitestone OP disclosed in the financial statements referred to in §7.4 or on Schedule 9.1(g) hereto, and such other contingent liabilities of the Borrower having a combined aggregate potential liability of not more than $1,000,000 at any time;

                    (i) Indebtedness of Whitestone OP for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capitalized Leases) incurred in the ordinary course of business, provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $500,000 at any time outstanding; and

                    (j) Recourse Indebtedness of Whitestone OP incurred after the Closing Date (other than Indebtedness relating to or affecting the Project) in connection with the purchase of or the construction of or renovation of improvements on any Real Estate Asset, provided that (i) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $40,000,000 at any time outstanding, and (ii) at the time any such Indebtedness is incurred and after giving effect thereto, there exists no Default or Event of Default hereunder.

          Notwithstanding the foregoing, in no event shall the Borrower, the Trust or any of their respective Subsidiaries incur or have outstanding (i) unhedged variable rate Indebtedness in excess of fifty percent (50%) of Consolidated Total Indebtedness, or (ii) any other revolving credit facility, whether secured or unsecured, or any unsecured Indebtedness for borrowed money.

          It is understood and agreed that the provisions of this §9.1 shall not apply to Indebtedness of any Partially-Owned Entity that is Without Recourse to the Borrower or the Trust, or any of their respective assets. The terms and provisions of this §9.1 are in addition to, and not in limitation of, the covenants set forth in §10.

          §9.2. Restrictions on Liens, Etc. (a) Create or incur or suffer to be created or incurred or to exist any lien, mortgage, pledge, attachment, security interest or other rights of third parties of any kind upon the Project or on the member interests of Pima Norte, whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement in connection with the operation of the Project; (c) suffer to exist with respect to the Project, any taxes, assessments, governmental charges and claims for labor, materials and supplies for which payment thereof is not being contested or for which payment notwithstanding a contest is required to be made in accordance with the provisions of §8.9 and has not been timely made; or (d) sell, assign, pledge or otherwise transfer for security any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, relating to the Project (the foregoing types of liens and encumbrances described in clauses (a) through (d) being sometimes referred to herein collectively as “Liens”), provided that the Borrower may create or incur or suffer to be created or incurred or to exist the following (“Permitted Liens”):

                    (i) Liens securing taxes, assessments, governmental charges or levies which are not yet due and payable or which are not yet required to be paid under §8.9;

                    (ii) Liens arising out of deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;

                    (iii) Liens (other than affecting the Project or the equity interests of any Borrower or the Trust) in respect of judgments or award, the Indebtedness with respect to which is not prohibited by §9.1(e);

                    (iv) Encumbrances on properties (other than the Project) consisting of easements, rights of way, covenants, zoning and other land-use restrictions, building restrictions, restrictions on the use of real property and defects and irregularities in the title thereto; landlord’s or lessor’s Liens under Leases to which the Borrower is a party or bound; purchase options granted at a price not less than the market value of such property; and other minor Liens or encumbrances on properties, none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, and which matters (x) do not individually or in the aggregate have a material adverse effect on the business of the Borrower or the Trust and (y) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located;

                    (v) any Leases entered into in the ordinary course of business;

                    (vii) Liens affecting the Project (but not the equity interests of the Borrower or the Trust) in respect of judgments or awards not in excess of $50,000 that are under appeal or have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being diligently prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Borrower shall have obtained a bond or insurance or made other arrangements with respect thereto, in each case reasonably satisfactory to the Agent;

                    (viii) Liens securing Indebtedness for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capitalized Leases for equipment and other equipment leases) to the extent not otherwise prohibited by §9.1;

                    (ix) M&M Liens securing an aggregate amount not in excess of $500,000 at any time, so long as each such M&M Lien is bonded within thirty (30) days of attachment; and

                    (x) other Liens (other than Liens affecting the Project or the equity interests of the Borrower or the Trust) in connection with any Indebtedness permitted under §9.1.

                    Nothing contained in this §9.2 shall restrict or limit the Borrower or any of their respective Wholly-owned Subsidiaries from creating a Lien in connection with any Real Estate Asset which is not an Eligible Unencumbered Property (as defined in the Revolving Credit Agreement) and otherwise in compliance with the other terms of this Agreement, provided that in no event will the Borrower, the Trust or any of their respective Subsidiaries create, incur or suffer to be created or incurred or to exist any Lien, other than in favor of the Agent, on the equity interests of the Borrower or the Trust. Without limitation of the foregoing, the Trust shall not create or incur or suffer to be created or incurred any Lien on any of its directly-owned properties or assets, including, in any event, its general partner interests and limited partner interests in the Borrower.

          §9.3. Restrictions on Investments. Make or permit to exist or to remain outstanding any Investment except, with respect to the Borrower and its Subsidiaries only, Investments in:

                    (a) (i) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase (including investments in securities guaranteed by the United States of America such as securities in so-called “overseas private investment corporations”) and (ii) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

                    (b) (i) preferred stock or public bonds issued by companies listed on a nationally recognized exchange and having a rating of at least AAA, and (ii) shares in public REITs so long as such REIT is listed on a nationally recognized exchange and has a rating of at least AAA, provided that the aggregate investments in all such items described in clauses (i) and (ii) above will not at any time exceed five percent (5%) of the Fair Market Value of Real Estate Assets, and provided, further, that no such investment shall be outstanding for longer than ninety (90) days;

                    (c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

                    (d) Investments existing on the Closing Date and listed in the financial statements referred to in §7.4;

                    (e) other Investments hereafter in connection with the acquisition and development of Permitted Properties by the Borrower or any Wholly-owned Subsidiary of the Borrower, provided that the aggregate amounts actually invested by Borrower (or if not invested directly by the Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in Real Estate Assets under Development (including all development costs) will not exceed twenty percent (20%) of the Fair Market Value of Real Estate Assets at the time of any such Investment, and provided, further, that Investments in unimproved Land may at no time exceed fifteen percent (15%) of the Fair Market Value of Real Estate Assets;

                    (f) (i) any Investments now or hereafter made in any Wholly-owned Subsidiary; and (ii) Investments now or hereafter made in any Partially-Owned Entity (or other Person for which the Borrower has any funding obligation) so long as such Investment is made in connection with Permitted Properties and provided that the aggregate amounts actually invested by Borrower (or if not invested directly by Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in any Partially-Owned Entity (or other such Person) will not exceed thirty percent (30%) of the Fair Market Value of Real Estate Assets at the time of any such Investment; and

                    (g) Investments in respect of (1) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (2) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (3) advances in the ordinary course of business to employees for travel expenses, drawing accounts and similar expenditures, (4) prepaid expenses made in the ordinary course of business.

                    (h) Investments by the Borrower in Mortgage Notes, provided that the aggregate investment in such Mortgage Notes will not exceed twenty percent (20%) of the Fair Market Value of Real Estate Assets at the time of any such Investment.

          In no event shall the aggregate of Investments (1) made pursuant to subclauses (a), (b) or (c) above (or otherwise in marketable securities to the extent permitted under this §9.3) exceed ten percent (10%) of the Fair Market Value of Real Estate Assets, and (2) made pursuant to subclauses (a), (b), (c), (d) to the extent relating to any of the types of Investments otherwise described in this clause (2), (e) to the extent relating to Real Estate Assets Under Development, (f)(ii), or (h) exceed thirty percent (30%) of the Fair Market Value of Real Estate Assets at any time.

          Notwithstanding the foregoing, the Trust shall be permitted to make and maintain Investments in the Borrower and the Trust shall contribute to the Borrower, promptly upon, and in any event within three (3) Business Days of, the Trust’s receipt thereof, 100% of the aggregate proceeds received by the Trust in connection with any offering of stock or debt in the Trust (net of fees and expenses customarily incurred in such offerings).

          §9.4. Merger and Consolidation.

                    (a) Become a party to any merger, consolidation, spin-off or other material business change without the prior written approval of the Majority Lenders (other than the merger or consolidation of a Borrower with and into Whitestone OP (with Whitestone OP being the surviving entity) so long as no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger or consolidation); or

                    (b) sell, transfer or otherwise dispose of any Real Estate Assets or other property, including any equity interest in any Person, except for (i) the sale, transfer or other disposition of obsolete or worn out property in the ordinary course of business, (ii) the sale or issuance of equity interests of the Trust and Whitestone OP in the ordinary course of business, (iii) the sale of Permitted Investments in the ordinary course of business and (iv) the sale, transfer or other disposition of property (other than the Project), provided that (A) such sale, transfer or disposition is at fair market value, (B) such sale, transfer or disposition will not result in a Material Adverse Effect and (C) in connection with the sale of any material Real Estate Asset, the Borrower shall have provided to the Agent a compliance certificate in the form of Exhibit C-2, hereto signed by the chief financial officer or chief accounting officer of the Borrower, setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default would exist or occur and be continuing after giving effect to all such proposed such sale, transfer or disposition.

          §9.5. Compliance with Environmental Laws. (a) Use the Project or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances except for quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on the Project any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on the Project except in compliance with Environmental Laws, or (d) conduct any activity at the Project or use the Project in any manner so as to cause a Release in violation of applicable Environmental Laws.

          §9.6. Distributions.

                    (a) The Borrower will not declare or make (i) annual Distributions in excess of (x) 105% of “funds from operations” for the fiscal quarters ended March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008 or (y) 95% of “funds from operations” for any fiscal quarter thereafter; or (ii) any Distributions during any period after any Event of Default has occurred; provided, however, (a) that the Borrower may at all times (including while an Event of Default is continuing) make Distributions to the extent (after taking into account all available funds of the Trust from all other sources) required in order to enable the Trust to continue to qualify as a REIT and (b) in the event that the Borrower cures any such Event of Default in clause (ii) above and the Agent has accepted such cure prior to accelerating the Loan, the limitation of clause (ii) above shall cease to apply with respect to such Event of Default.

                    (b) The Trust will not, during any period when any Event of Default has occurred and is continuing, make any Distributions in excess of the minimum Distributions required to be made by the Trust in order to maintain its status as a REIT.

                    (c) Notwithstanding the definition of “funds from operations” by the Board of Governors of the National Association of Real Estate Investment Trusts, for purposes of determining the Distributions permitted to be declared under Section 9.6(a)(i), (i) for any fiscal period ending on or after December 31, 2006 through December 31, 2007, Excluded Litigation Fees shall not reduce “funds from operations” and (ii) for all fiscal periods ending prior to March 11, 2008, “funds from operations” shall be calculated in a manner consistent with its calculation prior to the Trust becoming a self-managed fund and shall not be reduced by G and A Expenses.

          §9.7. Reserved.

          §9.8. Default Under Leases. The Borrower will not suffer or permit any breach or default to occur in any of the Borrower’s material obligations under any of the Major Leases nor suffer or permit the same to terminate by reason of any failure of the Borrower to meet any requirement of any Major Lease including those with respect to any time limitation within which any of the Borrower’s work is to be done or the space is to be available for occupancy by the lessee to the extent any of the foregoing could reasonably be expected to result in a no material adverse change to the Net Operating Income of the Project. The Borrower shall notify Lender promptly in writing of any termination by any party of a Major Lease.

          §10. FINANCIAL COVENANTS. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally covenant and agree that:

          §10.1. Consolidated Total Leverage Ratio. At any time, (i) Consolidated Total Indebtedness as at the last day of any fiscal quarter shall not exceed sixty percent (60%) of (ii) the Fair Market Value of Real Estate Assets.

          §10.2. Interest Coverage Ratio. As at the end of any fiscal quarter, the ratio of (i) Consolidated EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to (ii) Consolidated Total Interest Expense for the four consecutive fiscal quarters ending on the last day of such fiscal quarter must exceed 2.00 to 1.00.

          §10.3. Fixed Charge Coverage Ratio. As at the end of any fiscal quarter, the ratio of (i) Consolidated EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to (ii) Consolidated Fixed Charges for the four consecutive fiscal quarters ending on the last day of such fiscal quarter must exceed 1.50 to 1.00.

          §10.4. Secured Debt Leverage. At any time, (i) Consolidated Total Indebtedness (less any Unsecured Consolidated Total Indebtedness) as at the last day of any fiscal quarter shall not exceed forty percent (40%) of (ii) the Fair Market Value of Real Estate Assets.

          §10.5. Reserved.

          §10.6. Reserved.

          §10.7. Reserved.

          §10.8. Consolidated Tangible Net Worth. As at the end of any fiscal quarter or any other date of measurement, the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries shall not be less than the sum of (i) $30,000,000 plus (ii) 75% of the aggregate proceeds received by the Trust (net of fees and expenses customarily incurred in transactions of such type) in connection with any offering of stock in the Trust, plus (iii) 75% of the aggregate value of operating units issued by the Borrower in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued), provided that issuances of operating units to the Trust in connection with additional capital contributions made by the Trust in the Borrower shall be excluded from this clause (iii) on or prior to the date such determination of Consolidated Tangible Net Worth is made.

          §11. Reserved.

          §12. CONDITIONS TO THE TERM LOAN. The obligations of any Lender to make and maintain the Term Loan shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date with, in each instance, the Agent having approved in its sole discretion each matter submitted to it in compliance with such conditions:

          §12.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

          §12.2. Certified Copies of Organization Documents. The Agent shall have received (i) from the Whitestone OP a copy, certified as of a recent date by a duly authorized officer of the Trust, in its capacity as general partner of the Borrower, to be true and complete, of the Agreement of Limited Partnership of Whitestone OP and any other Organizational Document or other agreement governing the rights of the partners or other equity owners of Whitestone OP, (ii) from Pima Norte a copy, certified as of a recent date by a duly authorized officer of Whitestone OP, in its capacity as sole member of Pima Norte, to be true and complete, of the Agreement of Limited Partnership of Pima Norte and any other Organizational Document or other agreement governing the rights of the members or other equity owners of Pima Norte, (iii) from Whitestone III a copy, certified as of a recent date by a duly authorized officer of Whitestone OP, in its capacity as sole member of Whitestone III GP LLC, general partner of Whitestone III, to be true and complete, of the Agreement of Limited Partnership of Whitestone III and any other Organizational Document or other agreement governing the rights of the partners or other equity owners of Whitestone III, (iv) from Whitestone III GP LLC, a copy, certified as of a recent date by a duly authorized officer of Whitestone OP, in its capacity as sole member of Whitestone III GP LLC, to be true and complete, of the Agreement of Limited Partnership of Whitestone III GP LLC and any other Organizational Document or other agreement governing the rights of the members of Whitestone III GP LLC, (v) from Whitestone III LP LTD a copy, certified as of a recent date by a duly authorized officer of Whitestone OP, in its capacity as general partner of Whitestone III GP LLC, sole general partner of Whitestone III LP LTD, to be true and complete, of the Agreement of Limited Partnership of Whitestone III LP LTD and any other Organizational Document or other agreement governing the rights of the partners or other equity owners of Whitestone III LP LTD, and (vi) from the Trust a copy, certified as of a recent date by the appropriate officer of the State of Maryland to be true and correct, of the trust agreement of the Trust, in each case along with any other organization documents of the Borrower or the Trust and their respective general partners, as the case may be, and each as in effect on the date of such certification.

          §12.3. Resolutions. All action on the part of the Borrower and the Trust necessary for the valid execution, delivery and performance by the Borrower and the Trust of this Agreement and the other Loan Documents to which any of them is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the Trust and the Borrower true copies of the resolutions adopted by its board of directors or trustees authorizing the transactions described herein and evidencing the due authorization, execution and delivery of the Loan Documents to which the Trust and/or the Borrower is a party, each certified by the secretary as of a recent date to be true and complete.

          §12.4. Incumbency Certificate: Authorized Signers. The Agent shall have received from the Trust and the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Trust and the Borrower, as applicable, and giving the name of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower and the Trust, as the case may be, each of the Loan Documents to which the Borrower or the Trust is or is to become a party; (b) to make Loan and Conversion Requests on behalf of the Borrower and (c) to give notices and to take other action on behalf of the Borrower or the Trust, as applicable, under the Loan Documents.

          §12.5. Title Policy. The Agent shall have received from the Borrower an ALTA Loan Title Insurance Policy acceptable to Lender in its sole discretion, insuring the Loan, issued by the Title Insurer, insuring the lien of the Deed of Trust as a valid first, prior and paramount lien upon the Project and all appurtenant easements, and subject to no exceptions other than the Permitted Exceptions (the “Title Policy”). The Title Policy shall satisfy the requirements of Exhibit E-2, including, without limitation, a zoning endorsement;

          §12.6. Certificates of Insurance. The Agent shall have received (a) certificates of insurance as to all of the insurance maintained by Borrower on the Project (including flood insurance if necessary) from the insurer or an independent insurance broker identifying insurers, types of insurance, insurance limits, and policy terms in each case naming the Agent as loss payee, additional insured and mortgagee and in form and substance satisfactory to the Agent and the Lenders; and (b) such further information and certificates from Borrower, its insurers and insurance brokers as the Agent may reasonably request.

          §12.7. Environmental Reports. The Agent shall have received satisfactory Environmental Reports with respect to the Project, prepared at the Borrower’s expense by environmental engineers acceptable to the Agent. Such Environmental Reports shall be in form and substance satisfactory to the Agent and shall indicate that the Project is free of all Hazardous Substances. The Agent shall have the right to obtain third-party review of the Environmental Reports at the Borrower’s expense.

          §12.8. Opinion of Counsel Concerning Organization and Loan Documents. The Agent shall have received favorable opinions addressed to the Lenders and the Agent in form and substance reasonably satisfactory to the Agent from counsel to the Borrower and the Trust and, if any, state specific local counsel who are reasonably satisfactory to Agent, each as counsel to the Borrower, the Trust and their respective Subsidiaries, with respect to applicable law.

          §12.9. Structural Inspection Reports. At the Agent’s request, the Borrower shall deliver to the Agent a structural inspection report with respect to the Project prepared at the Borrower’s expense by structural engineers acceptable to the Agent. Such report shall be in form and substance satisfactory to the Agent. The Agent shall have the right to obtain third-party review of such report at the Borrower’s expense.

          §12.10. Inspection of the Project. The Agent shall have completed to its satisfaction an inspection of the Project at the Borrower’s expense.

          §12.11. Certifications from Government Officials; UCC-11 Reports.

          The Agent shall have received (i) long-form certifications from government officials evidencing the legal existence, good standing and foreign qualification of the Borrower and the Trust, along with a certified copy of the certificate of limited partnership, formation or trust, as applicable, of the Borrower, all as of the most recent practicable date; (ii) UCC-11 search results from the appropriate jurisdictions for the Borrower and the Trust; and (iii) full coverage title search results with respect to the Project.

          §12.13. Proceedings and Documents; Adverse Changes. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to the Agent’s counsel, and the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request. There shall have occurred no material adverse change in government regulations or policies affecting the Borrower, the Agent or any Lender. No disruption or material adverse change in the financial or capital markets in general that could reasonably be expected to have a material adverse effect on the market for loan syndications.

          §12.14. Fees. The Borrower shall have paid to the Agent, for the accounts of the Lenders or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Closing Date in accordance with this Agreement or any separate fee letter entered into by the Borrower and the Trust and the Agent.

          §12.15. Closing Certificate. The Borrower and the Trust shall have delivered a Closing Certificate to the Agent, in form and substance satisfactory to the Agent.

          §12.16. Patriot Act, Etc. The Borrower and the Trust shall have delivered to the Agent, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

          §12.17. Governmental Regulation. Each Lender shall be satisfied that the making of the Term Loan is in compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

          §12.18. Property Financial Analysis. Each Lender shall have received such financial information regarding the Project as set forth in §8.4(d) and as further required by the Lenders calculated on a pro forma basis and dated as of the Closing Date.

          §12.19. Appraisal. The Agent shall, at the Borrower’s expense, order, receive and review an appraisal of the Project prepared by a member of the Appraisal Institute. The appraisal and the determination of the Project’s value is subject to the Agent’s appraisal department’s review, approval, and revision or adjustment in the Agent’s discretion.

          §13. CONDITIONS TO ALL BORROWINGS. The obligations of any Lender to make its Term Loan on the Closing Date shall also be subject to the satisfaction of the following conditions precedent:

          §13.1. Representations True; No Event of Default; Compliance Certificate. Each of the representations and warranties made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all respects; and no Default or Event of Default under this Agreement shall have occurred and be continuing on such date.

          §13.2. No Legal Impediment. No change shall have occurred any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Agent or any Lender would make it illegal for any Lender to make the Term Loan on the Closing Date. No disruption or material adverse change in the financial or capital markets in general that could reasonably be expected to have a material adverse effect on the market for loan syndications.

          §13.3. Governmental Regulation. Each Lender shall be satisfied that the making of the Term Loan is in compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

          §14. EVENTS OF DEFAULT; ACCELERATION; ETC.

          §14.1. Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:

                    (a) the Borrower shall fail to pay any principal of any portion of the Term Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment);

                    (b) the Borrower shall fail to pay any interest on any portion of the Term Loan or any other sums due hereunder or under any of the other Loan Documents or any fee letter (including, without limitation, amounts due under §8.16) when the same shall become due and payable, and such failure continues for three (3) days;

                    (c) the Borrower, the Trust or any of their respective Subsidiaries shall fail to comply, or to cause the Trust to comply, as the case may be, with any of the respective covenants contained in the following: §8.1 (except with respect to principal, interest and other sums covered by clauses (a) or (b) above); §8.2; §§8.4 through §8.10, inclusive; §8.12; §8.13; §8.19; §8.20; §9 and §11;

                    (d) the Borrower, the Trust or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14) and such failure continues for thirty (30) days;

                    (e) any representation or warranty made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries in this Agreement or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                    (f) the Borrower, the Trust or any of its Subsidiaries or, to the extent of Recourse to the Borrower, the Trust or such Subsidiaries thereunder, any Partially-Owned Entity or other of their respective Affiliates, shall fail to pay when due, or within any applicable period of grace, any Consolidated Total Indebtedness which is in excess of (i) $5,000,000, either individually or in the aggregate, if such Indebtedness is without Recourse and (ii) $1,000,000, either individually or in the aggregate, if such Indebtedness is Recourse, or fail to observe or perform any material term, covenant, condition or agreement contained in any agreement, document or instrument by which it is bound evidencing, securing or otherwise relating to such Consolidated Total Indebtedness for such period of time (after the giving of appropriate notice if required) as would permit the holder or holders thereof or of any obligations issued thereunder in excess of (i) $5,000,000, either individually or in the aggregate, if such Indebtedness is without Recourse and (ii) $1,000,000, either individually or in the aggregate, if such Indebtedness is Recourse, to accelerate the maturity thereof;

                    (g) any of the Borrower, the Trust or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Trust or any of their respective Subsidiaries or of any substantial part of the properties or assets of any of such parties or shall commence any case or other proceeding relating to any of the Borrower, the Trust or any of their respective Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of the Borrower, the Trust or any of their respective Subsidiaries and (i) any of the Borrower, the Trust or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) days;

                    (h) a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of the Borrower, the Trust or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Borrower, the Trust or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                    (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment that is not fully insured against any of the Borrower, the Trust or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, unsatisfied and unstayed, against any of such parties exceeds in the aggregate $1,000,000;

                    (j) any of the Loan Documents or any provision of any Loan Document shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof (other than the Guaranty, which may not be terminated without the prior consent of the Agent) or with the express prior written agreement, consent or approval of the Agent, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries or the Trust or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof; the Guaranty shall be terminated, revoked or rescinded; or the Agent shall at any time fail to have a perfected, first-priority security interest in the Project;

                    (k) any “Event of Default” or default (after notice and expiration of any period of grace, to the extent provided), as defined or provided in any of the other Loan Documents, shall occur and be continuing;

                    (l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Agent shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries or the Trust or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

                    (m) Reserved;

                    (n) the failure of James C. Mastandrea, for any reason, to cease to retain the title of President of the Trust and to perform the functions typically performed under such office and to be actively involved in strategic planning and decision-making for the Trust, unless within six (6) months after such failure, the board of directors or board of trustees has duly elected or appointed a qualified substitute to replace such individual who is acceptable to the Agent in its sole discretion (as notified to the Borrower by the Agent in writing); or the occurrence of any transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of voting rights applicable to the Trust ordinarily entitled to vote in the election of directors or trustees, empowering such “person” or “group” to elect a majority of the board of directors or board of trustees of the Trust, who did not have such power before such transaction; or during any twelve-month period on or after the Closing Date, individuals who at the beginning of such period constituted the board of trustees of the Trust (together with any new Trustees whose election by the board of trustees or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the board of trustees then in office who either were members of the board of trustees at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the members of the board of trustees of the Trust then in office;

                    (o) without limitation of the other provisions of this §14.1, (i) the Trust shall at any time fail to be the sole general partner of Whitestone OP or shall at any time be in contravention of any of the requirements contained in the last paragraph of §9.2, (ii) Whitestone OP shall fail at any time to be the sole member of Pima Norte, or (iii) the Borrower or the Trust shall at any time fail to be self-managed;

                    (p) any Event of Default under (and as defined in) the Revolving Credit Agreement; or

                    (q) any Disqualifying Environmental Event or Disqualifying Structural Event shall have occurred;

                    then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, the Trust and each of their respective Subsidiaries; provided that in the event of any Event of Default specified in §14.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Agent or action by the Lenders or the Agent. Without limitation of the foregoing, upon the occurrence of an Event of Default and/or the acceleration of the Loans or other enforcement action under any Loan Document, the Agent shall have the right to terminate the Management Agreement, effective on the date of such termination (or such later date as the Agent may elect).

          §14.2. Reserved.

          §14.3. Remedies. In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §14.1, the Majority Lenders may direct the Agent to proceed to protect and enforce the rights and remedies of the Agent and the Lenders under this Agreement, the Notes, any or all of the other Loan Documents or under applicable law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and, to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver), and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Agent and the Lenders under the Loan Documents or applicable law. No remedy herein conferred upon the Lenders or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

          §15. SECURITY INTEREST AND SET-OFF.

          §15.1 Security Interest. Borrower hereby grants to the Agent, on behalf of and for the benefit of the Lenders, and to each Lender, a lien, security interest and right of setoff as security for all liabilities and obligations to the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or any Lender or any entity under the control of KeyCorp. and its successors and assigns, or in transit to any of them.

          §15.2 Set-Off and Debit. (i) If any Event of Default or other event which would entitle the Agent to accelerate the Loans occurs, or (ii) at any time, whether or not any Default or Event of Default exists, in the event any attachment, trustee process, garnishment, or other levy or lien is, or is sought to be, imposed on any property of the Borrower; then, in any such event, any such deposits, balances or other sums credited by or due from the Agent or any Lender, or from any such affiliate of the Agent or any Lender, to the Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, debited and appropriated, and applied by the Agent or any Lender, as the case may be, against any or all of the Obligations irrespective of whether demand shall have been made and although such Obligations may be unmatured, in such manner as the Agent or the applicable Lender in its sole and absolute discretion may determine. Within five (5) Business Days of making any such set off, debit or appropriation and application, the Agent agrees to endeavor to notify the Borrower thereof, provided that the failure to give such notice shall not affect the validity of such set off, debit or appropriation and application. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than the obligations evidenced by the Note held by such Lender, such amount shall be applied ratably to such other indebtedness and to the obligations evidenced by the Note held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Note held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Note held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

          §15.3 Right to Freeze. The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence of any event which would entitle the Agent or any Lender to set off or debit as set forth in §15.2, to freeze, block or segregate any such deposits, balances and other sums so that the Borrower may not access, control or draw upon the same.

          §15.4 Additional Rights. The rights of the Agent, the Lenders and each affiliate of Administrative Agent and each of the Lenders under this §15 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which the Agent or any Lender may have.

          §16. THE AGENT.

          §16.1. Authorization. (a) The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee or fiduciary for any Lender.

                    (b) The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders. The Lenders shall notify Borrower of any successor to Agent by a writing signed by Majority Lenders, which successor shall be reasonably acceptable to the Borrower so long as no Default or Event of Default has occurred and is continuing. The Borrower acknowledges that any lender that acquires KeyBank is acceptable as a successor to the Agent.

          §16.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

          §16.3. No Liability. Neither the Agent, nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent may be liable for losses due to its willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction.

          §16.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes or any of the other Loan Documents or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Trust or the Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Agreement or the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or the Trust or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower or any of its Subsidiaries or the Trust or any of the Subsidiaries or any tenant under a Lease or any other entity. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

          §16.5. Payments.

                    (a) A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the accounts of all the Lenders, as provided herein or in any of the other Loan Documents. All such payments shall be made on the date received, if before 1:00 p.m., and if after 1:00 p.m., on the next Business Day. If payment is not made on the day received, the funds shall be invested by the Agent in overnight obligations, and interest thereon paid pro rata to the Lenders.

                    (b) If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                    (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails to adjust promptly such Lender’s outstanding principal and its pro rata Commitment Percentage as provided in §2.1, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. If not previously satisfied directly by the Delinquent Lender, a Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

          §16.6. Holders of Notes. The Agent may deem and treat the payee of any Notes as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

          §16.7. Indemnity. The Lenders ratably and severally agree hereby to indemnify and hold harmless the Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §17), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction.

          §16.8. Agent as Lender. In its individual capacity as a Lender, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Term Loan made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.

          §16.9. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Agent thereof.

The Agent hereby agrees that upon receipt of any notice under this §16.9 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

          §16.10. Duties in Case of Enforcement. In the case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Majority Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Loan Agreement and the other Loan Documents and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Majority Lenders. The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Majority Lenders, and such instruction shall be binding upon all the Lenders. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to severally indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. The Agent may, in its discretion but without obligation, in the absence of direction from the Majority Lenders, take such interim actions as it believes reasonably necessary to preserve the rights of the Lenders hereunder, including but not limited to petitioning a court for injunctive relief or appointment of a receiver. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent. The Agent shall advise the Lenders of all such action taken by the Agent.

          §16.11. Successor Agent. KeyBank, or any successor Agent, may resign as Agent at any time by giving at least thirty (30) days prior written notice thereof to the Lenders and to the Borrower. Any such resignation shall be effective upon appointment and acceptance of a successor Agent, as hereinafter provided. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, which is a Lender under this Agreement, provided that so long as no Default or Event of Default has occurred and is continuing the Borrower shall have the right to approve any successor Agent, which approval shall not be unreasonably withheld. If, in the case of a resignation by the Agent, no successor Agent shall have been so appointed by the Majority Lenders and approved by the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint any one of the other Lenders as a successor Agent. The Borrower acknowledges that any lender that acquires KeyBank is acceptable as a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations as Agent under this Agreement. After any Agent’s resignation hereunder as Agent, the provisions of this §16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The Agent may be removed at the direction of the Majority Lenders in the event of a final judicial determination (in which the Agent had an opportunity to be heard) by a court of competent jurisdiction that the Agent had acted in a grossly negligent manner or in willful misconduct.

          §16.12. Notices. Any notices or other information required hereunder to be provided to the Agent (with copies to the Agent for each Lender) shall be forwarded by the Agent to each of the Lenders promptly.

          §16.13. Reserved.

          §17. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Agent’s outside counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, the costs incurred by the Agent in connection with its inspection of the Project, and, without double-counting amounts under clause (b) above, the fees and disbursements of the Agent’s counsel in preparing the documentation, (d) all, if any, title insurance premiums, appraisal fees, engineer’s, inspector’s and surveyor’s fees, (e) the fees, costs, expenses and disbursements of the Agent and its Affiliates incurred in connection with the syndication and/or participations of the Loans (whether occurring before or after the closing hereunder), including, without limitation, reasonable legal fees, travel costs, costs of preparing syndication materials and photocopying costs, (f) all reasonable expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent, and the fees and costs of engineers, appraisers, surveyors, investment bankers, or other experts retained by any Lender or the Agent in connection with any such enforcement proceedings) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the Trust or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Loans), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with the Borrower or any of its Subsidiaries or the Trust, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches and filings, UCC terminations or mortgage discharges, and the like, and (h) all costs incurred by the Agent in the future in connection with its inspection of the Project. The covenants of this §17 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder.

          §18. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent and each of the Lenders and the shareholders, directors, agents, officers, subsidiaries and affiliates of the Agent and each of the Lenders from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses (including amounts, if any, owing to any Lender pursuant to §§4.4, 4.5, 4.6 and 4.8), settlement payments, obligations, damages and expenses of every nature and character in connection therewith, arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with the financing, including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the Borrower or any of its Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (c) pursuant to §8.16, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrower shall not be obligated under this §18 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. In litigation, or the preparation therefor, the Borrower shall be entitled to select counsel reasonably acceptable to the Majority Lenders, and the Agent (as approved by the Majority Lenders) shall be entitled to select their own supervisory counsel, and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of each such counsel. If and to the extent that the obligations of the Borrower under this §18 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §18 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

          §19. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries or the Trust pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries or the Trust pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary or the Trust hereunder.

          §20. ASSIGNMENT; PARTICIPATIONS; ETC.

          §20.1. Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees (or to any other financial institution approved by the Agent) all or a portion (in a minimum amount of $1,000,000) of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it); provided that (a) the Agent and, other than during an Event of Default, the Borrower each shall have the right to approve any Eligible Assignee (or such other financial institution), which approval, in the case of an Eligible Assignee, shall not be unreasonably withheld or delayed, (b) subject to the provisions of §2.7, each Lender shall have at all times an amount of its Commitment of not less than $1,000,000 unless otherwise consented to by the Agent and (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an assignment and assumption, substantially in the form of Exhibit D hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least two (2) Business Days after the execution thereof unless otherwise agreed or accepted by the Agent (provided that any assignee has assumed the obligation to fund any outstanding Libor Rate Loans), (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and thereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Agreement. Any such Assignment and Assumption shall run to the benefit of the Borrower and a copy of any such Assignment and Assumption shall be delivered by the Assignor to the Borrower.

          Notwithstanding the provisions of subclause (a) of the preceding paragraph, any Lender may, without the consent of the Borrower, make an assignment otherwise permitted hereunder to (x) another Lender, and (y) an Affiliate of such Lender, provided that such Affiliate is an Eligible Assignee (unless otherwise approved by the Agent).

          §20.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning

Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or the Trust or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or the Trust or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §7.4 and §8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee (unless otherwise approved by the Agent); (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption.

          §20.3. Register. The Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Loans owing to, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500 and all legal fees and expenses incurred by the Agent in connection with such assignment.

          §20.4. New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Unless done simultaneously with the Assignment and Assumption, within three (3)

Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Assumption and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note and other Note, if applicable, to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

          §20.5. Participations. Each Lender may sell participations to one or more lending institutions or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $1,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and the Agent and the Lender shall continue to exercise all approvals, disapprovals and other functions of a Lender, (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of, or approvals under, the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, and (d) no participant shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

          §20.6. Pledge by Lender. Notwithstanding any other provision of this Agreement, any Lender at no cost to the Borrower may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

          §20.7. No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without prior Unanimous Lender Approval.

          §20.8. Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.

          §20.9. Syndication. The Borrower acknowledges that the Agent intends, and shall have the right, by itself or through its Affiliates, to syndicate or enter into co-lending arrangements with respect to the Term Loan and the Total Commitment. The Agent, in cooperation with the Borrower, will manage all aspects of the syndication, including the selection of co-lenders, the determination of when the Agent will approach potential co-lenders and the final allocations among co-lenders. Each of the Borrower and the Trust agrees to assist the Agent actively in achieving a timely syndication that is reasonably satisfactory to the Agent, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower’s and the Trust’s senior officers, representatives and advisors, on the one hand, and prospective co-lenders, on the other hand at such times and places as the Agent may reasonably request, (b) providing to the Agent all financial and other information with respect to the Borrower and the Trust and the transactions contemplated hereby that the Agent may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, and the Borrower and the Trust agree to cooperate with the Agent’s and its Affiliate’s syndication and/or co-lending efforts, such cooperation to include, without limitation, the provision of information reasonably requested by potential syndicate members. The Agent shall be entitled with the consent of the Borrower (which shall not be unreasonably withheld or delayed), to change the structure or terms of the Term Loan if the Agent determines that such changes are advisable in order to ensure a successful syndication or an optimal credit structure for the Term Loan, provided the Total Commitment will not be reduced. In addition, the Borrower and the Trust agree that, prior to and during the syndication of the Total Commitment (which for purposes hereof shall be deemed to be completed ninety (90) days after the Closing Date), the Borrower nor the Trust will permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Borrower, the Trust and any of their Subsidiaries, unless approved by the Agent.

          §21. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:

                  (a) if to the Borrower or the Trust, at 2600 South Gessner, Suite 500, Houston TX 77063, attention James C. Mastandrea (facsimile: (713) 465-8847), with a copy to General Counsel, or to such other address for notice as the Borrower or the Trust shall have last furnished in writing to the Agent;

                  (b) if to the Agent, to KeyBank National Association, 1200 Abernathy Road NE, Suite 1550, Atlanta, Georgia 30328, attention Meredith Hall, Vice President

(facsimile: (770) 510-2195), with a copy to Douglas Novitch, KeyBank National Association, 127 Public Square, Cleveland, OH 44114, or such other address for notice as the Agent shall have last furnished in writing to the Borrower, with a copy to Pamela M. MacKenzie, Esq., Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110-3333 (facsimile: (617) 574-7615), or at such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

                  (c) if to any Lender, at such Lender’s address set forth on Schedule 2 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

          §22. WHITESTONE OP AS AGENT FOR THE BORROWER. The Borrower (other than Whitestone OP) hereby appoints Whitestone OP as its agent with respect to the receiving and giving of any notices, requests, instructions, reports, certificates (including, without limitation, compliance certificates), schedules, revisions, financial statements or any other written or oral communications hereunder. The Agent and each Lender is hereby entitled to rely on any communications given or transmitted by Whitestone OP as if such communication were given or transmitted by each and every Borrower; provided however, that any communication given or transmitted by any Borrower other than Whitestone OP shall be binding with respect to such Borrower. Any communication given or transmitted by the Agent or any Lender to Whitestone OP shall be deemed given and transmitted to each and every Borrower.

          §23. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWER AND ITS SUBSIDIARIES AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, THE STATE OF OHIO, THE STATE OF GEORGIA OR ANY OTHER COURT HAVING JURISDICTION OVER THE BORROWER AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR ITS SUBSIDIARIES BY MAIL AT THE ADDRESS SPECIFIED IN §21. THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE ANY OBJECTION THAT ANY OF THEM MAY NOW OR

HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          §24. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

          §25. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

          §26. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §28.

          §27. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWER AND ITS SUBSIDIARIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

          §28. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any of the other Loan

Documents may be amended, and the performance or observance by the Borrower or the Trust or any of their respective Subsidiaries of any terms of this Agreement or the other Loan Documents or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.

          Notwithstanding the foregoing, Unanimous Lender Approval shall be required for any amendment, modification or waiver of this Agreement that:

                    (a) reduces or forgives any principal of the Term Loan or any interest thereon (including any general waiver of interest “breakage” costs) or any fees due any Lender hereunder, or permits any prepayment not otherwise permitted hereunder; or

                    (b) changes the unpaid principal amount of the Term Loan, reduces the rate of interest applicable to the Term Loan, or reduces any fee payable to the Lenders hereunder; or

                    (c) changes the date fixed for any payment of principal of or interest on the Term Loan (including, without limitation, any extension of the Maturity Date) or any fees payable hereunder (including, without limitation, the waiver of any monetary Event of Default); or

                    (d) changes the amount of any Lender’s Commitment (other than pursuant to an assignment permitted under §20.1) or increases the amount of the Total Commitment except as permitted hereunder; or

                    (e) modifies any provision herein or in any other Loan Document which by the terms thereof expressly requires Unanimous Lender Approval; or

                    (f) changes the definitions of Majority Lenders or Unanimous Lender Approval; or

                    (g) releases the Guaranty.

          No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or the Lenders or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Agent or the Lenders. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

          Notwithstanding the foregoing, in the event that the Borrower requests any consent, waiver or approval under this Agreement or any other Loan Document, or an amendment or modification hereof or thereof, and one or more Lenders determine not to consent or agree to such consent, waiver, approval, amendment or modification, then the

Lender then acting as Agent hereunder shall have the right to purchase the Commitment of such non-consenting Lender(s) at a purchase price equal to the then outstanding amount of principal, interest and fees then owing to such Lender(s) by the Borrower hereunder, and such non-consenting Lender(s) shall immediately upon request, sell and assign its Commitment and all of its other right, title and interest in the Loans and other Obligations to the Lender then acting as Agent pursuant to an Assignment and Assumption (provided that the selling Lender(s) shall not be responsible to pay any assignment fee in connection therewith).

           §29. SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

           §30. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this §30 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

(Remainder of page intentionally left blank)

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

KEYBANK NATIONAL ASSOCIATION,
Individually and as Administrative Agent

By:

Name:
Title:

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.

By:		Whitestone REIT, a Maryland real estate
investment trust, its sole general partner

By:

James C. Mastandrea, President

WHITESTONE PIMA NORTE LLC

By:		Whitestone REIT Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

	By:	Whitestone REIT, a Maryland real estate
investment trust, its sole general partner

By:

James C. Mastandrea, President

Signature Page to Term Loan Agreement

WHITESTONE REIT OPERATING PARTNERSHIP III LP

By:	Whitestone REIT Operating Partnership III GP LLC, a Texas limited liability company, its sole general partner

	By:	Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Whitestone REIT, a Maryland real estate investment trust, its sole member

By:

James C. Mastandrea, President

WHITESTONE REIT OPERATING PARTNERSHIP III GP LLC

By:	Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Whitestone REIT, a Maryland real estate investment trust, its sole member

By:

James C. Mastandrea, President

HARTMAN REIT OPERATING PARTNERSHIP III LP LTD

By:	Whitestone REIT Operating Partnership III GP LLC, a Texas limited liability company, its sole general partner

	By:	Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:		Whitestone REIT, a Maryland real estate investment trust, its sole general partner

By:

James C. Mastandrea, President

Signature Page to Term Loan Agreement